Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into effective as of June 1, 2021, by and among: (i) 3D Systems, Inc., a California corporation (“3D US”); (ii) Quickparts.com, Inc., a Delaware corporation (“3D QP”), (iii) 3D Systems Italia Srl, an Italian private limited company (“3D IT”); (iv) 3D Systems France Sarl, a French private limited company (“3D FR”); (v) 3D Systems Europe Limited, a United Kingdom private company limited by shares (“3D UK”); (vi) 3D Systems GmbH, a German limited liability company (“3D DE” and, together with 3D US, 3D QP, 3D IT, 3D FR, and 3D DE, each, a “Seller” and, collectively, the “Sellers”); (vii) QP 3D Acquisition, Inc., a Delaware corporation (the “US Buyer”); and (viii) 3D Systems Corporation, a Delaware corporation ( “DDD”). The Sellers, the US Buyer, and DDD are sometimes herein referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, in connection with the Transactions (as defined below), the US Buyer is forming an Italian S.r.l (the “IT Buyer”), a French private limited company (the “FR Buyer”), a United Kingdom private limited company (the “UK Buyer”), and a German limited liability company (the “DE Buyer” and, together with the US Buyer, the IT Buyer, the FR Buyer, the UK Buyer and the DE Buyer, each, a “Buyer” and, collectively, the “Buyers”);

WHEREAS, the IT Buyer, the FR Buyer, the UK Buyer and the DE Buyer are each Affiliates of the US Buyer;

WHEREAS, the Sellers desire to sell, and the Buyers collectively desire to purchase at the Closing (as defined below), the Purchased Assets (as defined below) for the consideration and on the terms set forth in this Agreement;

WHEREAS, the Board of Directors or Board of Managers, as applicable, of each Seller and the Board of Directors or Board of Managers, as applicable, of each Buyer have determined that the sale and purchase of the Purchased Assets, the assignment and assumption of the Assumed Liabilities, and each of the other transactions contemplated by this Agreement (collectively, the “Transactions”), are advisable and in the best interests of each of them and their respective members, shareholders and/or other stakeholders, and have approved and adopted each of the Transactions;

NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, the Parties agree as follows:

ARTICLE I
DEFINITIONS

“Accounts Receivable” means all accounts receivable and notes receivable (whether current or non-current) of the Business, including trade account receivables (including accounts receivable for any work performed or product shipped prior to, but not invoiced as of, the Closing Date) outstanding as of the Closing Date (net of any allowance for doubtful accounts) and any other rights to receive payment for sales as of the Closing Date in respect of goods shipped, products sold or services rendered prior to the Closing Date.

“Action” means any action, cause of action, demand, notice of violation, suit, proceeding, litigation (including arbitration or mediation proceeding), investigation, complaint, claim, dispute, charge, order, audit, hearing, inquiry or like matter, in each case before any Governmental Authority or arbitral body, whether civil, criminal, administrative, regulatory, at law, in equity or otherwise.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means (i) the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, or (ii) in the case of any Person who is an individual, his or her spouse, any of his or her descendants (lineal or adopted) or ancestors and any of their spouses. The terms “controlling” and “controlled” have correlative meanings.

“Agreed Allocation” has the meaning set forth in in Section 2.04(c).

“Agreement” has the meaning set forth in the preface above.

“Allocation” has the meaning set forth in Section 2.04(a).

“Allocation Methodology” has the meaning set forth in in Section 2.04(a).

“Allocation Objection Notice” has the meaning set forth in in Section 2.04(a).

“Allocation Statement” has the meaning set forth in in Section 2.04(a).

“ARD” means the Acquired Rights Directive (Council Directive 2001/23/EC) and i) any legislation implementing same in any EU state and ii) the Transfer of Undertakings (Protection of Employment) Regulations 2006 in the UK, all as amended and applicable from time to time.

“Assumed Contracts” has the meaning set forth in Exhibit A.

“Assumed Leases” has the meaning set forth in Exhibit A.

“Assumed Liability Amount” means any Liabilities associated with any Assumed Liabilities, including Employee Benefit Plans or arrangements with any Specified Employees that must be assumed by a Buyer under applicable Law notwithstanding the terms of this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.02(a).

“Business” means the on demand manufacturing and Quickparts business of DDD and its Subsidiaries, as currently conducted by the Sellers and their Affiliates at the Leased Real Property and the Owned Real Property. For the avoidance of doubt, “Business” excludes the advance manufacturing business conducted in Littleton, Colorado and Leuven, Belgium and the on demand manufacturing business in the Netherlands.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York City, New York, are authorized or obligated to close.

“Business Intellectual Property” has the meaning set forth in Section 3.14(a).

“Business Names” means the “QuickParts” and “ODM” names, each as used in connection with the Business as of the Closing, including all of the Sellers’ rights in said terms as a trade name, trademark, corporate name, service mark and domain name and any derivative or translation thereof, and all goodwill associated with the foregoing.

“Business Systems” has the meaning set forth in Section 3.14(d).

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“Buyer” has the meaning set forth in the preface above.

“Buyer Group” means, collectively, the Buyers and each of their respective Affiliates.

“Buyer Indemnified Party” has the meaning set forth in Section 10.02.

“Buyer Transaction Expenses” means all fees, costs and expenses incurred by or on behalf of the Buyer Group in anticipation of, in connection with, or otherwise related to, the Transactions and/or any related or alternative transactions (including any Transfer Taxes payable by the Buyers pursuant to Section 6.07 and all of the fees, expenses and other costs of legal counsel, investment bankers, brokers, accountants and other representatives and consultants).

“Calculation Time” means 11:59 p.m., Eastern Time, on the Closing Date.

“Closing” has the meaning set forth in Section 9.01.

“Closing Current Assets” means the aggregate amount of all Current Assets of the Business as of the Calculation Time, determined in accordance with Section 2.03.

“Closing Date” means the date on which the Closing occurs.

“Closing Assumed Liability Amount” means the Assumed Liability Amount as of the Calculation Time, determined in accordance with Section 2.03.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collar” means $250,000.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, services and/or research and development of the Business and/or its suppliers, distributors, customers, independent contractors and/or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, source code and methods of operation relating to the products or services of the Business, know how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); (v) all other confidential embodiments of Intellectual Property; and (vi) the terms of this Agreement.

“Contracts” means all contracts, leases, subleases, licenses, instruments, notes, plans, undertakings, understandings, commitments, indentures, joint ventures and all other agreements and legally binding arrangements, whether written or oral, and including all amendments thereto.

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“Current Assets” means the aggregate amount of the Business’ current assets (excluding Tax assets, cash and cash equivalents, and Excluded Assets) transferred to a Buyer at Closing as a Purchased Asset, determined in accordance with GAAP. A sample calculation of the Current Assets is attached hereto as Exhibit F.

“Current Asset Target” shall mean $13,333,000

“Damages” has the meaning set forth in Section 10.02.

“Data Requirements” means, collectively, all of the following to the extent relating to Personal Data or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Sellers: (i) the Sellers’ own rules, policies, and procedures (whether physical or technical in nature, or otherwise), (ii) all applicable Laws and all industry standards applicable to the Business (including, to the extent applicable, the Payment Card Industry Data Security Standard (PCI DSS)), and (iii) agreements the Sellers have entered into or by which they are bound related to the Business.

“De Minimis Deductible” has the meaning set forth in Section 10.04(a).

“Employee Benefit Plan” means each “employee benefit plan” (as defined in section 3(3) of ERISA), whether or not subject to ERISA and each other compensatory (including incentive, employment, severance, equity or equity-based arrangements, change in control and retention) or benefit plan, policy, program, agreement or arrangement, in each case, that is maintained, sponsored, contributed to or required to be contributed to by a Seller or any of its Subsidiaries on account of the Business or the Purchased Assets.

“Environmental Laws” means all Laws relating to pollution or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person at any relevant time considered a single employer with a Seller or any of its Subsidiaries under section 414 of the Code.

“Estimated Closing Statement” has the meaning set forth in Section 2.03(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.03(a).

“European Employees” means any Specified Employee located in any EU state or the UK.

“Excluded Assets” has the meaning set forth in Section 2.01(b).

“Excluded Liabilities” has the meaning set forth in Section 2.02(a).

“Final Purchase Price” has the meaning set forth in Section 2.03(d)(i).

“Financial Statements” has the meaning set forth in Section 3.07(a).

“Fraud” means, with respect to any party hereto, actual common law fraud under Delaware law.

“Fundamental Representations” means, collectively, the representations and warranties set forth in Section 3.01 (‘Organization of Sellers’); Section 3.02 (‘Authorization of Transactions by Sellers’); Section 3.05 (‘Subsidiaries’); Section 3.06 (‘Brokers’ Fees’); and the first sentence of Section 3.11(a) (‘Title to Properties’).

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“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal documents by which any Person (other than an individual) which establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a limited liability company are its certificate of formation and its operating agreement.

“Governmental Authority” means any transnational, domestic or foreign federal, state, local, provincial, municipal, special purpose, administrative or other governmental or quasi-governmental authority or regulatory body, court, tribunal, arbitrating body (public or private), governmental department, commission, board, self-regulating authority, taxing authority, bureau or agency, as well as any other instrumentality or entity designated to act for or on behalf of any of the foregoing.

“Hazardous Substance” means any substance, chemical, material, or waste that is listed, defined, classified or regulated as a “toxic substance,” “hazardous substance,” “hazardous waste” or words of similar meaning, import or effect under, or for which liability or standards of conduct may be imposed pursuant to, any Environmental Law, including petroleum, petroleum by-products, PCBs, asbestos, lead, per- or polyfluoroalkyl substances, noise, mold, or radiation.

“Improvements” means all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Owned Real Property and Leased Real Property.

“Inactive Employee” has the meaning set forth in Section 6.06(a).

“Indebtedness” means at a particular time, without duplication, (i) any Liability for indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any Liability evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit, whether drawn or undrawn), (iv) any Liability guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (v) any Liability secured by a Lien on a Person’s assets, (vi) any Liability arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (vii) all obligations for the deferred purchase price of property or services (including any obligations relating to any earn-out or bonus payments or seller note obligations, but excluding trade payables and operating expenses accrued in the Ordinary Course of Business), (viii) all obligations under capitalized leases or leases required to be capitalized pursuant to GAAP, and (ix) accrued interest to and including the Closing Date in respect of any of the Liabilities described in the foregoing clauses (i) through (viii) of this definition and all premiums, penalties, charges, fees, expenses and other amounts that are or would be due (including with respect to early termination) in connection with the payment and satisfaction in full of such Liabilities or a breach of such Liabilities.

“Indemnified Party” has the meaning set forth in Section 10.05(a).

“Intellectual Property” means all intellectual property in any jurisdiction throughout the world, including: (i) patents, patent applications and patent disclosures (including originals, divisions, continuations, continuations-in-part, extensions, re-examinations and reissues); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and slogans (and all translations, transliterations, adaptations, derivations and combinations of the foregoing) and internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works, together with associated moral rights; (iv) registrations and applications for any of the foregoing; (v) trade secrets, confidential information, customer lists, reports, image and production libraries, technical information, process technology, plans drawings, blue prints, maps or surveys, know-how and inventions; (vi) computer software (including source code, executable code, data, databases and documentation); and (vii) all other proprietary rights.

5

“International Trade Laws and Sanctions” means (i) all international trade, export control, import control, Sanctions or anti-boycott requirements imposed, administered or enforced from time to time by the U.S. government, including those administered under the U.S. Arms Export Control Act of 1976, as amended, the International Emergency Economic Powers Act, as amended, the Trading with the Enemy Act of 1917, the International Traffic in Arms Regulations (“ITAR”), or the Export Administration Regulations (“EAR”), or those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce (including anti-boycott regulations), U.S. Customs and Border Protection, or the U.S. Census Bureau; (ii) all international trade, export control, import control, Sanctions or anti-boycott Laws administered by the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom or the European Union, including pursuant to Article 215 TFEU and/or any EU Common Position, Decision or Regulation (including Regulation (EC) No 428/2009, (EC) No 1236/2005 and (EU) 775/2014); and (iii) all international trade, export control, import control, Sanctions or anti-boycott requirements administered under all Laws in any other country in which any of the Purchased Assets operates.

“IRS” means the Internal Revenue Service.

“Knowledge” means the knowledge (after due inquiry, including consultation with and inquiry of the direct reports of each such Person) of Rajeev Kulkarni, Andrew Johnson, Reji Puthenveetil, Amy Ward, Deanne Potter, Ed Swenson, and Jeff Campbell.

“Labor Agreement” has the meaning set forth in Section 3.15(h).

“Latest Balance Sheet” has the meaning set forth in Section 3.07.

“Law” means all laws (including common law), acts, statutes, rules, regulations, codes, injunctions, rulings, awards, decrees, writs, orders, determinations, conventions, judgments, reporting or license requirements, ordinances and other pronouncements or provisions having the force or effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

“Lease” means all of a Seller’s right, title and interest in a lease, sublease, license, concession or other Contract, pursuant to which such Seller holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property which is used or intended to be used in, or otherwise related to, the Business, including the right to all security deposits and other amounts and instruments deposited by or on behalf of such Seller thereunder.

“Leased Real Property” has the meaning set forth in Section 3.12(b).

“Liability” means any liability, debt, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other loss (including loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, bailment (in the nature of a pledge or for purposes of security), deed of trust, grant of a power to confess judgment, conditional sales and title retention agreement (including any lease or license in the nature thereof), claim, easement, encroachment, right of way, charge, condition, equitable interest, restriction or encumbrance of any kind.

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“Lower Current Asset Target” shall mean an amount equal to the Current Assets Target minus the Collar.

“Material Adverse Effect” means any effect, development, occurrence, change, event or circumstance (an “Event”) that, individually or together with any other Event, has been or could reasonably be expected to be materially adverse to (x) the Business, assets, properties, condition (financial or otherwise), liabilities, operating results or operations of the Business, taken as a whole, or (y) the ability of the Sellers to consummate the transactions contemplated by this Agreement on a timely basis; provided, that a “Material Adverse Effect” under the preceding clause (x) shall not include any Events directly resulting from: (a) any adverse change, event, development, or effect arising from or relating to (i) general business or economic conditions, including such conditions related to the Business, (ii) acts of God, natural disasters, national or international political or social conditions, including the engagement by countries in which the Business operates in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon a country in which the Business operates, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of a country in which the Business operates, or the escalation of any of the foregoing, (iii) any changes in financial, banking, or securities markets in general (including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates), (iv) any changes in weather, meteorological conditions or climate or natural disasters (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences) or disease outbreaks, epidemics, pandemics, or public health emergencies affecting the Business, including SARS-CoV-2 novel coronavirus (COVID-19), (v) changes in GAAP or accounting principles (or the interpretations thereof), (vi) changes in law, rules, regulations, orders, or other binding directives issued by any Governmental Authority, or the interpretation or enforcement thereof, which are not specific to the industry in which the Company participates or (vii) the announcement of this Agreement, the taking of any action expressly required by the terms of this Agreement and the other agreements contemplated hereby, or the identity or business plans of Buyers, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, licensors, licensees, joint venture partners or employees; and (b) any failure by the Company or its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement; provided, however, that this clause (b) shall not prevent a determination that any change or effect underlying such failure to meet projections, forecasts or revenue or earnings predictions has resulted in a Material Adverse Effect (to the extent that such change or effect is not otherwise excluded from this definition of Material Adverse Effect). Notwithstanding the foregoing, in the cause of clauses (i) through (vi) above, such Events shall be considered in determining whether a Material Adverse Effect has occurred, or would reasonably be expected to occur, if such Events impact (or would reasonably be expected to impact) the Business materially disproportionately to the impact such Events have (or would reasonably be expected to have) on other Persons operating in the same or substantially similar industry as the Business.

“Material Contracts” has the meaning set forth in Section 3.15.

“Non-Party Affiliates” has the meaning set forth in Section 12.17.

“Notice of Claim” has the meaning set forth in Section 10.05(a).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by any Seller and used or intended to be used in, or otherwise related to, the Business.

7

“Party” and “Parties” each have the meaning set forth in the preface above.

“Payoff Letter” has the meaning set forth in Section 9.02(d).

“Permits” has the meaning set forth in Section 3.10(e).

“Permitted Liens” means (i) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar matters affecting title to any Owned Real Property or Leased Real Property and which do not interfere in any material respect with the use of the property they affect, (ii) Taxes, assessments or governmental charges or levies imposed with respect to any Owned Real property or Leased Real Property which are not yet due and payable or which are being contested in good faith and for which adequate reserves have been established, (iii) statutory Liens in favor of suppliers of goods for which payment is not yet due or delinquent, (iv) purchase money Liens as reflected on the Latest Balance Sheet, (v) statutory landlord’s, mechanic’s, carrier’s, workmen’s or repairmen’s Liens arising or incurred in the Ordinary Course of Business for amounts which are not due and payable, (vi) zoning ordinances, building codes and other land use Laws regulating the use or occupancy of any Owned Real Property or Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Owned Real Property or Leased Real Property which are not violated by the current use or occupancy of such Owned Real Property or Leased Real Property or the operation of the Business thereon, (vii) non-exclusive licenses of Intellectual Property granted to customers in the ordinary course of business consistent with past practices, or (viii) Liens set forth on Schedule 1.1.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority or other entity.

“Personal Data” means any information from which an individual or individual’s identity can be ascertained, either from the information itself or by combining the information with information from other sources, including names, phone numbers, addresses and social security numbers, driver’s license numbers, government-issued identification numbers, payment card or other financial account numbers and other sensitive or regulated personal data.

“Post-Closing Tax Period” means any Tax period beginning on the day after the Closing Date or, in the case of any Straddle Period, the portion of such Straddle Period beginning on the day after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date or, in the case of any Straddle Period, the portion of such Straddle Period ending at the end of the day on the Closing Date.

“Prohibited Transaction” has the meaning set forth in section 406 of ERISA and section 4975 of the Code.

“Prorated Taxes” means all personal property, real property, intangible property and other ad valorem Taxes imposed on or with respect to the Business and/or the Purchased Assets for any Straddle Period.

8

“Purchase Orders” means sales and/or purchase order as evidenced by a signed Contract or invoice between a customer of the Business, on the one hand, and a Seller or an Affiliate of a Seller, on the other hand, related to the Business.

“Purchase Price” means (a) $82,000,000, (b) (i) minus an amount equal to (A) the Lower Current Asset Target minus (B) the Closing Current Assets, if the result is a positive number, or (ii) plus an amount equal to (A) the Closing Current Assets minus the (B) the Upper Current Asset Target, if the result is a positive number, (iii) minus, any amounts required to be paid pursuant to the Payoff Letters delivered pursuant to this Agreement, (iv) minus, the Assumed Liability Amount.

“Purchased Assets” has the meaning set forth in Section 2.01(a).

“Responsible Party” has the meaning set forth in Section 10.05(a).

“Sanctioned Territory” means, at any time, a country, territory, or government thereof that is itself the subject or target of comprehensive Sanctions broadly restricting commercial dealings with the country, territory, or government thereof including Cuba, Iran, North Korea, Sudan, Syria, Venezuela, and the Crimea region of Ukraine).

“Sanctions” means U.S. and international Laws relating to economic and trade sanctions imposed, administered or enforced from time to time by relevant Governmental Authorities, including those administered by the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Indemnified Party” has the meaning set forth in Section 10.03.

“Seller Indemnifying Parties” has the meaning set forth in Section 10.02.

“Seller Transaction Expenses” means, without duplication, all of the fees, expenses and other costs of legal counsel, investment bankers, brokers, accountants and other representatives, advisors and consultants incurred by or on behalf of any Seller or any of its Affiliates in anticipation of, in connection with, or otherwise related to, the Transactions or any other contemplated sale of a Seller or its assets, including any Transfer Taxes payable by the Sellers pursuant to Section 6.07 and the reasonable fees, expenses and other costs incurred in connection with obtaining the consents listed or required to be listed on Schedule 7.02 (including any reasonable amount(s) required to be paid to any party to an Assumed Contract in connection with the assignment or novation of such Assumed Contract), and to the extent required to be borne by Sellers pursuant to Section 5.03(b), the reasonable fees, expenses and other costs incurred in connection with obtaining the landlord estoppel certificates and/or landlord waiver and collateral access agreements and Title Commitments, Title Policies and Surveys; provided, that Seller Transaction Expenses shall be calculated without duplication of any amounts to the extent reflected in the calculation of the Final Purchase Price.

“Seller” has the meaning set forth in the preface above.

“Specified Employees” has the meaning set forth in Section 6.06(a).

“Specified Employees’ Records” shall mean the following current employment and current personnel information with respect to each Specified Employee, in each case, to the extent permitted by applicable Law: salary, wage grade, job title, performance documentation, and business and personal mailing addresses and telephone numbers, including as applicable, any employment-related agreements, Family and Medical Leave Act (or similar) records, and Forms I-9 (Employment Eligibility Verification) related to such Specified Employee; provided that Specified Employees’ Records shall not include any medical records.

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“Straddle Period” means any Tax period including but not ending on the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, association or other business entity.

“Tax” means any (i) federal, state, local, or foreign taxes, charges, fees, levies or other similar assessments or Liabilities imposed by any Governmental Authority (including, income, receipts, ad valorem, value added, excise, real or personal property, sales, occupation, service, stamp, escheat, transfer, registration, natural resources, severance, premium, windfall or excess profits, environmental, customs duties, use, licensing, withholding, employment, social security, unemployment, disability, payroll, share, capital, surplus, alternative, minimum, add-on minimum, estimated, franchise or any other taxes, charges, fees, levies or other similar assessments or Liabilities of any kind whatsoever), whether computed on a separate, consolidated, unitary or combined basis or in any other manner, and includes any interest, fines, penalties, assessments, deficiencies or additions thereto, (ii) any and all Liability for amounts described in (i) of any member of an affiliated, consolidated, combined or unitary group of which a Seller (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law or regulation, and (iii) any and all Liability for amounts described in clause (i) of any Person imposed on a Seller as a transferee or successor, by Contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.

“Tax Return” means any federal, state, local, foreign or other applicable return, declaration, report, claim for refund, information return or statement or other document (including any amendment thereto and any related or supporting schedules, statements or information) with respect to any Tax filed or required to be filed with the Internal Revenue Service or any other Governmental Authority or Taxing Authority in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” means any Governmental Authority having or purporting to have jurisdiction with respect to any Tax.

“Termination Date” means the date that is 120 days after the date hereof.

“Third Party Claim” has the meaning set forth in Section 10.05(a).

“Threshold” has the meaning set forth in Section 10.04(b).

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“Transaction Documents” means this Agreement and the other agreements, documents and instruments contemplated hereby.

“Transactions” has the meaning set forth in the preface above.

“Transfer Taxes” has the meaning set forth in Section 6.07.

“Treasury Regulations” means the regulations under the Code promulgated by the United States Treasury Department.

“Upper Current Asset Target” shall mean an amount equal to the Current Assets Target plus the Collar.

“VAT” shall mean any value-added or similar Tax (whether pursuant to the Laws of the EU or otherwise).

“Vendor Deposits” means all deposits and pre-payments made by any Seller before the Closing to its vendors as advance payments with respect to services or merchandise to be received by the Business or with respect to the customers of any Seller after the Closing.

“WARN Act” has the meaning set forth in Section 6.07.

“Willful Breach” means a material breach that is a consequence of an act or omission knowingly undertaken or omitted by the breaching Party that is intended to result (and does result) in a breach of this Agreement, including the failure to cause the Closing to occur as and when required by Section 9.01.

ARTICLE II
PURCHASE AND SALE OF PURCHASED ASSETS

Section 2.01            Basic Transaction.

(a)                Purchased Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, US Buyer hereby purchases from 3D US and 3D QP, IT Buyer hereby purchases from 3D IT, FR Buyer hereby purchases from 3D FR, UK Buyer hereby purchases from 3D UK, DE Buyer hereby purchases from 3D DE, and each Seller hereby sells, conveys, assigns, transfers and delivers, or causes to be sold, conveyed, transferred, assigned and delivered, to the applicable Buyer or, if directed by such Buyer, any Subsidiary of such Buyer, all of such Seller’s right, title and interest in, to and under all assets, properties, rights, titles and interests of every kind and nature owned, licensed, or leased by a Seller (including indirect and other forms of beneficial ownership), which are used in, related to or otherwise associated with the Business, whether tangible or intangible, whether real or personal, wherever located and by whomever possessed, and regardless of whether required to be reflected on a balance sheet in accordance of GAAP (the “Purchased Assets”), including without limitation the assets set forth on Exhibit A, free and clear of all Liens (other than Permitted Liens).

(b)                Excluded Assets. Notwithstanding anything herein to the contrary, the assets, properties, rights, titles and interests identified on Exhibit B (the “Excluded Assets”) are expressly excluded from the Transactions and, as such, are not included in the Purchased Assets.

Section 2.02            Assumption of Liabilities.

(a)                Assumed Liabilities. Except for the obligations and Liabilities specifically identified on Exhibit C (collectively referred to herein as the “Assumed Liabilities”), the Buyers do not assume, and shall in no event be deemed to have assumed, any other Liabilities of any nature whatsoever relating to Sellers, the Business, the Purchased Assets or otherwise, whether accrued, absolute, contingent or otherwise, whether known or unknown, whether due or to become due, whether disclosed on the Schedules attached hereto, and regardless of when or by whom asserted, including those Liabilities identified on Exhibit D (collectively, the “Excluded Liabilities”). Upon the terms and subject to the conditions of this Agreement, the applicable Buyer, or as directed by such Buyer, any of its Subsidiaries or Affiliates assumes, and agrees to become obligated for, and to pay, discharge and performed when due, subject to Section 2.02(a), only the Assumed Liabilities.

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(b)                Liabilities Not Assumed. Notwithstanding anything to the contrary in this Agreement, no Buyer nor any Subsidiary of a Buyer shall assume or in any way become liable for the Excluded Liabilities. For purposes of this Section 2.02, the “Sellers” shall be deemed to include all Affiliates of a Seller and any predecessors to a Seller and any Person with respect to which a Seller is a successor-in-interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise). The Sellers hereby acknowledge that they are retaining their respective Excluded Liabilities, and such Sellers shall pay, discharge and perform all such Liabilities promptly when due.

Section 2.03            Purchase Price.

(a)                Estimated Purchase Price. At least four (4) Business Days prior to Closing, DDD shall deliver to the Buyers a statement (the “Estimated Closing Statement”) setting forth its good faith estimates of Closing Current Assets, Closing Assumed Liability Amount together with a calculation of the Purchase Price based on such estimates (the “Estimated Purchase Price”). The Estimated Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Section 2.03(e). From and after the delivery of the Estimated Closing Statement, until the final determination of Purchase Price hereunder, the Sellers shall give the Buyers reasonable access to copies of the work papers, back-up materials and other documents utilized by DDD in its preparation of the Estimated Closing Statement and, prior to the Closing, shall consider any changes proposed by the Buyers in good faith. For the avoidance of doubt, a Buyer’s failure to object to the Estimated Closing Statement prior to the Closing shall in no event be deemed to constitute a final agreement on the items included therein, and the Buyers shall in no event be precluded from disputing any such items following the Closing in accordance with Section 2.03(b).

(b)                Determination of Final Purchase Price.

(i)                 As soon as reasonably practicable, but no later than sixty (60) days after the Closing Date, the Buyers shall cause their accountants to prepare and deliver to DDD a statement (the “Closing Statement”), setting forth the Buyers’ good faith determination of the actual amounts of Closing Current Assets, Closing Assumed Liability Amount, together with a calculation of the Purchase Price based thereon, each prepared in reasonable detail. The Buyers shall cause the Closing Statement to be delivered to DDD together with, upon DDD’s reasonable request, copies of the work papers, back-up materials and other documents utilized by the Buyers in their preparation of the Closing Statement. The Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Section 2.03(e).

(ii)               If, within thirty (30) days following receipt by DDD of the Closing Statement, DDD does not deliver written notice (an “Objection Notice”) to the Buyers setting forth any and all items of disagreement related to the Closing Statement (each, an “Objection”), then the Closing Statement shall be final, conclusive and binding on the Parties. In addition, any amount, determination or calculation contained in the Closing Statement and not specifically disputed in a timely delivered Objection Notice shall be final, conclusive and binding on the Parties. If an Objection Notice is delivered within such thirty (30) day period, the Buyers and DDD shall negotiate in good faith to resolve each Objection. The Parties acknowledge and agree that the Federal Rules of Evidence Rule 408 shall apply during such period of negotiation and any subsequent dispute arising therefrom. If the Buyers and DDD, notwithstanding such good faith efforts, fail to resolve any Objections within fifteen (15) days after delivery of an Objection Notice, then Buyers and DDD shall jointly engage an independent accounting firm mutually agreeable to the Parties (the “Accounting Firm”) to resolve such unresolved Objections (acting as an expert and not an arbitrator) in accordance with this Agreement (including Section 2.03(e)) as soon as practicable thereafter (but in any event within thirty (30) days after engagement of the Accounting Firm).

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(iii)             In rendering any decision hereunder, the Accounting Firm shall adhere to and be bound by the provisions of this Section 2.03 and the definitions set forth in this Agreement (and not on independent review), and no ex parte conferences, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed. The Buyers and the Sellers shall, and shall cause their respective Affiliates and representatives to, cooperate in good faith with the Accounting Firm, and shall give the Accounting Firm access to all data and other information it reasonably requests for purposes of such resolution. The Buyers and DDD shall direct the Accounting Firm to deliver a written report containing its calculation of the unresolved Objections within the timeframes set forth above. In no event shall the Accounting Firm resolve that any Objection is more than the highest or less than the smallest amount submitted by the Buyers and DDD. All Objections that are resolved between the Buyers and DDD, or are determined by the Accounting Firm, will be final, conclusive and binding on the Parties absent manifest error. One hundred percent (100%) of the costs and expenses of the Accounting Firm shall be paid by the Party in whose favor the Accounting Firm resolves the fewest number (by value) of Objections (i.e., “baseball-style arbitration”); provided, that in the event the Accounting Firm resolves an equal number (by value) of Objections in favor of the Buyers as the Accounting Firm resolves in favor of the Sellers, then the Buyers, jointly and severally, shall bear 50% of the fees and expenses of the Accounting Firm and Sellers, jointly and severally, shall bear the other 50% of such fees and expenses.

(c)                Access. The Buyers shall reasonably cooperate with DDD in its review of the Closing Statement including, subject to DDD executing a customary confidentiality agreement, by making records, accounting personnel, employees, and advisors of or to the Business available to DDD and its accountants and other representatives at reasonable times (and during normal business hours) during the review by DDD of the Closing Statement, and the resolution of any Objections; provided, that in no event shall the Buyers be required to provide any documents or other information covered by attorney-client privilege, the attorney-client work product doctrine or other similar protections or in violation of applicable Law.

(d)                Adjustments.

(i)                 If the Purchase Price as finally determined pursuant to Section 2.03(b) (the “Final Purchase Price”) exceeds the Estimated Purchase Price, then within three (3) Business Days after the date on which the Final Purchase Price is finally determined, the Buyers shall pay to DDD (for further distribution to the Sellers) an amount equal to such excess by wire transfer of immediately available funds to an account designated by DDD in writing.

(ii)               If the Final Purchase Price is less than the Estimated Purchase Price (the “Shortfall Amount”), then within three (3) Business Days after the date on which the Final Purchase Price is finally determined, the Sellers and DDD, jointly and severally, shall promptly pay to Buyers the Shortfall Amount by wire transfer of immediately available funds to an account or accounts designated by the Buyers.

(iii)             Any amount paid pursuant to Section 2.03(d) shall be an adjustment to the Purchase Price as of the first Business Day on which the calculation of the Final Purchase Price becomes conclusive and binding.

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(e)                Accounting Procedures. The Estimated Closing Statement, the Closing Statement, and the determinations and calculations contained in each of them, shall be prepared and calculated on a consolidated basis in accordance with GAAP, except that such statements, calculations and determinations: (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the Transactions, (ii) shall be based on facts and circumstances as of the Calculation Time in accordance with FASB Accounting Standards Codification Topic 855, Subsequent Events (“ASC 855”) (for purposes of applying ASC 855, the date at which Buyer delivers the Closing Statement to DDD shall be deemed the date on which the financial statements were issued or available to be issued), (iii) shall follow the defined terms contained in this Agreement whether or not such terms are consistent with GAAP, (iv) with regards to Current Assets, shall be prepared and calculated in accordance with the accounting procedures set forth on Exhibit E and shall be consistent in format with the sample calculation set forth, and shall not include any additional line items or reserves not contained in, Exhibit F, (v) shall not be outside the range established by the amounts in (x) the Closing Statement proposed by Buyer, and (y) DDD’s proposed adjustments thereto set forth in the Objection Notice.

Section 2.04            Allocation of the Purchase Price.

(a)                Within ninety (90) days after the determination of the Final Purchase Price, the Buyers shall prepare and deliver to the Sellers a draft statement (the “Allocation Statement”) reflecting an allocation of the Final Purchase Price (and all other amounts treated as Purchase Price for U.S. federal income Tax purposes) among the Sellers and, with respect to that portion of the Final Purchase Price allocated to each Seller, among the separate classes of assets of Purchased Assets purchased from each Seller in accordance with Section 1060 of the Code and Treasury Regulations thereunder (and any similar provision of state, local or non-U.S. law, as appropriate) in a manner consistent with the principles to be negotiated in good faith and mutually agreed upon by the Parties prior to Closing (such methodology, the “Allocation Methodology” and such allocation, the “Allocation”). Within forty-five (45) days following receipt by the Sellers of the Allocation Statement, the Sellers shall review the Allocation and submit to the Buyer in writing any options or proposed changes to the Allocation Statement (an “Allocation Objection Notice”). Unless the Sellers submit an Allocation Objection Notice on or prior to the expiration of such forty-five (45) day period, the Allocation Statement prepared and delivered to the Sellers pursuant to this Section 2.04(a) shall be deemed agreed upon by the Parties and shall be deemed conclusive for the purposes of the Allocation.

(b)                If the Sellers timely submit an Allocation Objection Notice in accordance with Section 2.04(a), the Parties shall negotiate in good faith and use their commercially reasonable efforts to resolve such dispute. In the event the Parties are unable to resolve any dispute with respect to the Allocation Statement within twenty (20) days after the delivery of the Allocation Objection Notice, the Buyers and the Sellers shall engage the Accounting Firm to resolve any such dispute in accordance with the Allocation Methodology. In resolving any dispute with respect to the Allocation Statement, the Accounting Firm (i) shall be bound by the Allocation Methodology, (ii) may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value for such item claimed by either the Buyers or the Sellers, (iii) shall restrict its decision to such items included in the Sellers’ objection(s) which are then in dispute, (iv) may review only the written presentations of the Buyers and the Sellers in resolving any matter which is in dispute, and (v) shall render its decision in writing within thirty (30) calendar days after the disputed item(s) have been submitted to it. The resolution of any disputed items by the Accounting Firm shall be conclusive and binding on the Parties for the purposes of this Agreement. The costs of the Accounting Firm shall be borne by each Party in the percentage inversely proportionate to the percentage of the total amount of the total items submitted for dispute that are resolved in such Party’s favor.

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(c)                The Parties agree that the Allocation Statement and Allocation reflected therein (as finally determined in accordance with this Section 2.04) (the “Agreed Allocation”) shall be binding and, unless otherwise required by applicable Law following a “determination” within the meaning of Section 1313(a) of the Code or similar provision of other applicable Law, the Buyers and the Sellers (and each of their respective Affiliates) shall report the Transactions for all required income Tax purposes in a manner consistent with such Agreed Allocation. Each Party shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as the other Party may reasonably request in preparing such Agreed Allocation. Neither the Buyers nor Sellers (nor any of their respective Affiliates) shall take any position (whether in connection with a Tax audit, Tax Return, Tax proceeding, or otherwise) that is inconsistent with such Agreed Allocation unless required to do so by applicable Law following a “determination” within the meaning of Section 1313(a) of the Code or similar provision of other applicable Law; provided, however, nothing contained herein shall require any Party to litigate before any court or defend in any administrative proceeding (including any Tax audit or examination) any proposed deficiency or adjustment by any Taxing Authority challenging such Agreed Allocation. To the extent such filings are required, (x) the Buyers and Sellers agree to file Internal Revenue Service Form 8594 (Asset Acquisition Statement Under Section 1060), and all federal and state income Tax Returns, in accordance with the Agreed Allocation, and (y) the Buyers and the Sellers agree to provide the other with any information required to complete Form 8594 within fifteen (15) Business Days of the request for such information.

Section 2.05            Nonassignable Contracts; Deferred Assets.

(a)                Notwithstanding anything to the contrary herein, to the extent that the assignment hereunder of any Assumed Contract is not permitted or is not permitted without the consent of any other party to such Assumed Contract, neither this Agreement nor any other Transaction Document(s) shall be deemed to constitute an assignment of any such Assumed Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Assumed Contract, and no Buyer shall assume any Liabilities under any such Assumed Contract. Without in any way limiting the Sellers’ obligation to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the Assumed Contracts to the Buyers hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and if the Closing shall occur, the Sellers shall cooperate with Buyers following the Closing Date in any reasonable arrangement designed to provide the Buyers with the applicable rights and benefits (subject to the obligations, other than obligations that would constitute Excluded Liabilities hereunder) under any such Assumed Contract, including enforcement for the benefit of the Buyers of any and all rights of a Seller against any other party arising out of any breach or cancellation of any such Assumed Contract by such other party and, if requested by a Buyer, acting as an agent on behalf of such Buyer or as such Buyer shall otherwise reasonably require.

(b)                Notwithstanding the foregoing, on or prior to July 12, 2021, the Buyers may deliver a notice to Sellers of a schedule of Purchased Assets that are unable to be purchased on the Closing Date (the “Deferred Assets”), and the Buyers and the Sellers shall, as promptly as possible and in any event no later than the expiration of the Transition Services Agreement, use reasonable best efforts to consummate, and to cause their Affiliates to consummate, the transfer of the Deferred Assets. To the extent that any assignment or transfer of a Deferred Asset is not permitted or is not permitted without the consent of any other party, neither this Agreement nor any other Transaction Document(s) shall be deemed to constitute an assignment of any such Deferred Asset if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Deferred Asset, and no Buyer shall assume any Liabilities under any such Deferred Asset (each, a “Non-Assigned Deferred Asset”). The Sellers shall, and shall cause their Affiliates to, cooperate with Buyers following the Closing Date in any reasonable arrangement designed to provide the Buyers with the applicable rights and benefits (subject to the obligations, other than obligations that would constitute Excluded Liabilities hereunder) with regards to any such Non-Assigned Deferred Asset, and, if requested by a Buyer, acting as an agent on behalf of such Buyer or as such Buyer shall otherwise reasonably require. Notwithstanding the foregoing, following the Closing, the Sellers and Buyers shall, and shall cause their Affiliates to, use commercially reasonable efforts and cooperate with each other in good faith to assign to Buyers the Non-Assigned Deferred Assets as promptly as reasonably practicable.

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Section 2.06            Wrong Pocket Assets. If at any time or from time to time after the Closing Date, a Seller or DDD, as the case may be, shall receive, remain vested in, or otherwise possess any Purchased Asset, such Seller or DDD, as applicable, shall promptly transfer, or cause to be transferred, such Purchased Asset to the Buyer so entitled thereto for no additional consideration. Prior to any such transfer, the Seller or DDD receiving or possessing such Purchased Asset shall hold such asset in trust for such Buyer. If at any time or from time to time after the Closing Date, a Buyer shall receive, become vested in, or otherwise possess any Excluded Asset, such Buyer shall promptly transfer, or cause to be transferred, such Excluded Asset to the Seller so entitled thereto for no additional consideration. Prior to any such transfer, the Buyer receiving or possessing such Excluded Asset shall hold such asset in trust for such Seller.

Section 2.07            Withholding. The Buyers shall be permitted to deduct and withhold, or cause to be deducted and withheld from any amounts payable pursuant to this Agreement all amounts required to be deducted and withheld with respect to the making of any such payment under applicable Law. If any Buyer determines that an amount is required to be deducted and withheld with respect to any amount payable by or on behalf of such Buyer pursuant to this Agreement (other than in respect of any amount treated as compensation or as a result of any failure by the applicable parties to deliver the Closing deliverables in accordance with Section 6.08), the Buyers shall provide the Sellers with advance written notice of the intent to deduct and withhold at least five (5) days prior to the date of any such payment, which notice shall include a copy of the calculation of the amount to be deducted and withheld and any applicable provision of state, local or foreign Tax Law pursuant to which such deduction and withholding is required and provide the recipient of such payment a reasonable opportunity for such recipient to provide forms or other evidence that would exempt such amounts from withholding. Any amounts so deducted, withheld and paid over to the applicable Governmental Authorities shall be treated for all purposes of this Agreement as paid to the person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As a material inducement to the Buyer Group to enter into and perform their respective obligations under this Agreement, the Sellers, jointly and severally, hereby represent and warrant as of the date hereof and as of the Closing Date to the Buyer Group as follows:

Section 3.01            Organization of Seller. Each Seller is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation. Each Seller is duly qualified, licensed or admitted to do business as a foreign corporation and is in good standing in every jurisdiction in which the operation of its business or the ownership of its assets requires it to be so qualified, licensed, admitted or in good standing, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Schedule 3.01 lists all of the jurisdictions in which each Seller is qualified to do business as a foreign corporation.

Section 3.02            Authorization of Transactions by Seller. The Sellers have full power and authority and all Permits necessary to own, lease and operate their properties, to carry on the Business, to execute and deliver the Transaction Documents, and to perform their obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents by each Seller has been duly authorized and approved by all necessary action and does not require any further authorization or consent of any Seller. The Transaction Documents to be executed and delivered by each Seller have been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute the legal, valid and binding obligations of such Seller, enforceable in accordance with their respective terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles).

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Section 3.03            Noncontravention. Except as set forth on Schedule 3.03, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person is required to be obtained or made by or on behalf of a Seller or with respect to the Business in connection with the execution, delivery and performance of the Transaction Documents or the consummation of the Transactions. Neither the execution and delivery by a Seller of the Transaction Documents, nor the consummation of the Transactions, (i) conflict with or result in a breach of any provisions of such Seller’s Governing Documents or (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice, or result in the imposition or creation of a Lien (other than Permitted Liens) upon or with respect to any equity interests of such Seller or any assets of such Seller under (x) any Law or order to which it or the Business is subject or (y) any of the terms, conditions or provisions of any Contract to which such Seller or the Business is a party, or by which such Seller, the Business or any of their respective assets or properties is bound, except in the case of clause (ii) as would not reasonably be expected to be material to the Business, the Purchased Assets or the consummation of the transactions contemplated hereby.

Section 3.04            Litigation. Except as set forth on Schedule 3.04, there is, and in the three (3) years prior to the date hereof, there has been, no material Action pending or, to Sellers’ Knowledge, threatened by, against or with respect to the Business or the Purchased Assets, at Law or in equity, including any Action that questions the validity of, or the right of a Seller to enter into, this Agreement or to consummate the Transactions. Neither the Business nor the Purchased Assets is subject to or bound by any outstanding settlement or conciliation agreement, or any judgment, injunction, order or decree of any court or Governmental Authority.

Section 3.05            Subsidiaries. Other than as set forth on Schedule 3.05, no Seller has any Subsidiaries involved in the Business, and no Seller owns, controls, or has the right to acquire, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other Person or entity related to the Business.

Section 3.06            Brokers’ Fees. Except as set forth on Schedule 3.06, no Seller has any Liability or obligation (whether matured or unmatured) to pay any fees, commissions or other compensation to any broker, finder, investment banker, financial advisor, agent or other similar Person with respect to the Transactions.

Section 3.07            Financial Information.

(a)                Schedule 3.07(a) contains true and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) the unaudited consolidated balance sheets of the Business as of December 31, 2020, together with the related unaudited consolidated statements of income of the Business for the fiscal years ended December 31, 2020 and December 31, 2019 , and (ii) the unaudited balance sheet of the Business as of March 31, 2021 (the “Latest Balance Sheet”), together with the related unaudited consolidated statement of income of the Business for the three (3) month period then ended. Each of the Financial Statements (including in all cases the notes thereto, if any) is (x) accurate in all material respects, (y) has been prepared from and is consistent with the books and records of the Business (which books and records are correct and complete in all material respects), and (z) accurately and fairly presents in all material respects the financial condition and results of operations of the Business as of the times and for the periods referred to therein. None of the Financial Statements contains any material, non-recurring items, except as expressly set forth therein. There are no material off-balance sheet transactions, arrangements, obligations, or relationships involving or attributable to the Business or the Sellers. The Sellers have established and adhered to a system of internal accounting controls which is designed to provide reasonable assurance regarding the reliability of financial reporting. To the Sellers’ Knowledge there has never been any fraud or other material wrongdoing that involves any of the management or other employees of the Sellers who have a role in the preparation of financial statements or the internal accounting controls used by the Sellers or any claim or allegation regarding any of the foregoing.

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(b)                Except as set forth in Schedule 3.08(b), since December 31, 2020, the Business has been conducted in the Ordinary Course of Business and, without limiting the generality of the foregoing, as it relates to the Business, each Seller has (i) managed its working capital in the Ordinary Course of Business and the Company’s past practice, (ii) not declared or paid any dividend, or made any distribution, in each case, of cash or any other asset(s), (iii) not accelerated the collection of receivables in material deviation from the normal collection policy of such Seller, (iv) not cancelled, discounted, returned or waived any material right, contingent or otherwise, including without limitation any Accounts Receivable, unbilled services delivered, advances paid or any similar asset Outside of the Ordinary Course of Business, (v) not deferred, delayed, postponed or cancelled the payment of payables, expenditures or other Liability in anticipation of the Transactions, (vi) not accelerated the recognition of revenue or collection of accounts, or deferred incurring costs or expenditures outside of the Ordinary Course of Business, (vii) maintained billing and collection processes consistent with past practice, (viii) renewed or paid for prepaid insurance policies and other prepaid expenses consistent with past practices, and (ix) not provided goods or services ahead of normally maintained schedules or otherwise accelerated sales (whether through special payment incentives or otherwise), provided services or sold products in quantities that are outside of the Ordinary Course of Business relative to historical levels, or engaged in any practice that would reasonably be considered “channel stuffing” or “trade loading”.

Section 3.08            Absence of Changes. Since December 31, 2020, there has not been any event, circumstance or occurrence having or that would reasonably be expected to have, a Material Adverse Effect. Without limiting the foregoing, since such date, except as set forth on Schedule 3.08, each Seller and its Subsidiaries, and the Business has been operated only in the Ordinary Course of Business and no Seller nor any of their respective Subsidiaries, with respect to the Business or the Purchased Assets, has:

(a)                sold, licensed, leased, transferred or assigned any of its assets, tangible or intangible, or purchased any assets or properties of any Person, in each case other than in the Ordinary Course of Business;

(b)                entered into any Contract (or series of related Contracts) (i) involving more than $50,000 (other than intercompany transactions in the Ordinary Course of Business), (ii) outside the Ordinary Course of Business or (iii) for the use or occupancy of real property;

(c)                caused or suffered any acceleration, amendment, termination (partial or complete), modification or cancellation, or granted any waiver or given any consent or release with respect to any Contract (or series of related Contracts) involving more than $50,000 or any Contract for the use or occupancy of real property, in each case to which a Seller is a party or by which a Seller or any of its assets is bound and, to Sellers’ Knowledge, no Person intends to take any such action;

(d)                imposed or suffered to exist any Lien (other than Permitted Liens) upon any of its assets, tangible or intangible;

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(e)                cancelled, compromised, waived, or released any right or claim (or series of related rights or claims) either involving more than $50,000 or outside the Ordinary Course of Business;

(f)                 issued any discount, markdown, refund, or other amendment or change to any purchase order with a customer required to be scheduled on Section 3.20(a);

(g)                made any capital expenditures or commitments therefor exceeding $100,000 in the aggregate;

(h)                experienced any material damage, destruction or loss (whether or not covered by insurance) to any real or personal property or equipment;

(i)                 entered into any employment Contract outside the Ordinary Course of Business, or modified the terms of any such existing Contract outside the Ordinary Course of Business, or negotiated, modified, extended or entered into any Labor Agreement;

(j)                 recognized or certified any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees;

(k)                implemented any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act;

(l)                 waived or released any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any Specified Employee;

(m)              other than in the Ordinary Course of Business, (i) granted or made any increase or made any decrease in the compensation or benefits of any of its current or former directors, officers, managers, members, partners, employees or consultants, (ii) made any payment of or agreed in writing to become obligated to make any such increase or effect any such decrease in compensation or benefits or to pay any bonus, severance, deferred compensation or change of control payments or other similar consideration to any of its current or former officers, managers, members, partners, employees or consultants, (iii) hired, engaged, terminated (other than for cause), furloughed or temporarily laid off any employee or independent contractor with annual compensation in excess of $200,000, or (iv) taken any action to accelerate the time of payment, vesting or funding of any compensation or benefits due under any Employee Benefit Plan or otherwise;

(n)                other than in the Ordinary Course of Business or as required by applicable Law, established, adopted, entered into, amended, modified or terminated any Employee Benefit Plan (or any arrangement that would be an Employee Benefit Plan if in effect on the date hereof) or other bonus, profit-sharing, incentive, severance or other plan, Contract or commitment for the benefit of any of its members, managers, officers, employees, consultants or representatives;

(o)                made any loans or advances to any of its members, managers, officers, employees or Affiliates;

(p)                (i) sold, assigned, transferred, granted any license or sublicense of, or otherwise disclosed or made available, or otherwise disposed of any rights under or with respect to any Business Intellectual Property, or (ii) acquired rights to any Intellectual Property of another Person (in the case of (ii), other than non-exclusive licenses to Intellectual Property of another Person entered into in the Ordinary Course of Business);

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(q)                abandoned, failed to maintain, prosecute diligently, or suffered any loss or expiration of any Business Intellectual Property (other than patents expiring at the end of their statutory terms) or disclosed any Confidential Information other than pursuant to a Contract requiring each Person to whom the disclosure was made to maintain the confidentiality of and preserving all rights of a Seller in such Confidential Information;

(r)                 made or changed any election or changed any annual accounting period;

(s)                 filed any amended Tax Return, entered into any closing agreement, settled any claim or assessment, surrendered any right to claim a refund, offset or other reduction in Liability, consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes, or taken or omitted to take any other action that had or would have the effect of increasing the present or future Tax Liability or decreasing any present or future Tax benefit of a Buyer, in each case, to the extent relating principally to the Purchased Assets; or

(t)                 authorized or entered into any Contract to do any of the foregoing.

Section 3.09            Absence of Undisclosed Liabilities. Each Seller has no material Liability, contingent or otherwise (and there is no existing condition, fact or set of circumstances that could reasonably be expected to result in any Liabilities of such Seller) with respect to the Business except for (a) Liabilities expressly reflected or reserved against (in sufficient amounts) on the Latest Balance Sheet, (b) Liabilities incurred in the Ordinary Course of Business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, tort, infringement, Action, claim, lawsuit, warranty, or environmental, health or safety matter); or (c) Liabilities for fees and expenses incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents and included in Seller Transaction Expenses.

Section 3.10            Legal Compliance; Permits.

(a)                Except as set forth on Schedule 3.10(a), no Seller nor any of their respective Subsidiaries has received any communication from a Governmental Authority that alleges that such Seller or any of its respective Subsidiaries or any of its shareholders, directors (supervisory or management), officers, employees, or members are not in compliance with any Law applicable to the conduct of the Business or the Purchased Assets. Except as set forth on Schedule 3.10(a), each Seller and each of their respective Subsidiaries is, and for the last three (3) years has been, in compliance in all material respects with all applicable Laws with respect to the Business or the Purchased Assets, including all applicable International Trade Laws and Sanctions.

(b)                Except as set forth on Schedule 3.10(b), there is no pending or, to the Sellers’ Knowledge, threatened Action against, or investigation by a Governmental Authority of, any of the Sellers or any of their Subsidiaries, nor is there any judgment imposed (or, to the Sellers’ Knowledge, threatened to be imposed) upon any of the Sellers or any of their Subsidiaries, by or before any Governmental Authority. Except as set forth on Schedule 3.10(b), the Sellers have not made any voluntary or involuntary disclosures to any Governmental Authority, in each case in connection with an alleged violation of any International Trade Laws and Sanctions relating to the Business.

(c)                Except as set forth on Schedule 3.10(c), none of the Sellers nor any of their Subsidiaries, nor any directors (supervisory or management), officers, employees or members, nor, to the Sellers’ Knowledge, any third party while acting on behalf or at the direction of any Seller or its Subsidiaries, is nor have been (i) (x) listed on any publicly-available list of sanctions or export-related restricted Persons, including those maintained by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, Japan, the European Union, or any EU member state, (y) organized, located, or resident in any Sanctioned Territory, or (z) a Person 50 percent or greater owned, directly or indirectly, or otherwise controlled by any such Person or Persons identified in (x) or (y), ((x)-(z) collectively, “Sanctioned Person”); (ii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Territory, or (iii) otherwise in violation of International Trade Laws and Sanctions.

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(d)                None of the Sellers nor any of their Subsidiaries, nor, to the Sellers’ Knowledge, any of their directors, officers, employees, nor third parties while acting on behalf or at the direction of any Seller or its Subsidiaries have violated the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the UK Bribery Act of 2010, or any other applicable anti-bribery, anti-money laundering, or anti-corruption law (collectively, “Anti-Corruption Laws”) with respect to the Business or Purchased Assets, including directly or indirectly making, offering, promising, receiving, or authorizing any payment or gift of any money or anything of value, corruptly to, from, or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof or candidate for foreign political office for the purpose of (i) influencing any official act or decision of such official, party or candidate, (ii) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority, or (iii) securing any improper advantage, in order to assist any Seller or any of their Subsidiaries in obtaining or retaining business for or with, or directing business to, any person. No Seller nor any of its Subsidiaries and, to the Sellers’ Knowledge, none of their respective directors, officers, employees, or third parties while acting on behalf or at the direction of any Seller or its Subsidiaries have directly or indirectly made, offered, promised, received or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds in violation of any Anti-Corruption Laws. No Seller nor any of its Subsidiaries and none of their respective directors, officers or employees, or, to the Sellers’ Knowledge, third parties while acting on behalf or at the direction of any Seller or its Subsidiaries with respect to work on behalf of any Seller or any Subsidiary has been the subject of any report, allegation, complaint, voluntary or involuntary disclosure, investigation, prosecution or other enforcement action related Anti-Corruption Laws.

(e)                Each Seller possesses all material certificates, licenses, permits, authorizations and approvals made or issued pursuant to or under, or required by, Laws applicable to such Seller (“Permits”) to own, lease and operate the Purchased Assets and to conduct the Business. Schedule 3.10(e) sets forth a list of all of such Permits and all such Permits are in full force and effect. Except as specifically described on Schedule 3.10(e), all such Permits are freely transferable and may be relied upon by the Buyers for lawful operation of the Business on and after the Closing without transfer, reissuance or other governmental action. Except as set forth on Schedule 3.10(e), no written notice of cancellation, default or material dispute concerning any Permit, or of any event, condition or state of facts described in the preceding clause, has been received by a Seller.

Section 3.11            Title to Properties.

(a)                The Sellers are in possession of and own good and marketable title to, a valid leasehold interest in or other valid and enforceable right to use all of the Purchased Assets, free and clear of all Liens (other than Permitted Liens). Except as disclosed on Schedule 3.11(a), the Purchased Assets together with the benefit of the assets provided under the Transition Services Agreement collectively constitute all of the assets, whether tangible or intangible, real or personal, that are necessary for the Buyers to operate the Business immediately following the Closing (for such time periods after Closing as are specified in the Transition Services Agreement with respect to the assets provided under the Transition Services Agreement) in the manner conducted by the Sellers immediately prior to the Closing.

(b)                The facilities, machinery, equipment and other tangible assets of the Sellers have been maintained in accordance with normal industry practice, are in good operating condition and repair, normal wear and tear excepted, are fit for their particular purpose, are usable in the Ordinary Course of Business and do not include any material defects.

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Section 3.12            Real Property.

(a)                Schedule 3.13(a) lists the address and tax map or parcel identification number(s) of all Owned Real Property and the applicable Seller that owns such Owned Real Property. With respect to each Owned Real Property:

(i)                 The applicable Seller has good and marketable fee simple title to such Owned Real Property, free and clear of all Liens other than Permitted Liens;

(ii)               The applicable Seller has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and

(iii)             other than the rights of the Buyers pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. The Sellers are not a party to any agreement or option to purchase any real property or interest therein relating to, or intended to be used in the operation of, the Business.

(b)                Schedule 3.12(b) lists all Leases and the real property leased or subleased to a Seller pursuant thereto (the “Leased Real Property”) (including the address, date and name of the parties to such Lease). The Sellers have delivered to Buyers correct and complete copies of the Leases set forth on Schedule 3.12(b) (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto). With respect to each Lease set forth or required to be set forth on Schedule 3.12(b):

(i)                 such Lease is a legal, valid, binding and enforceable agreement of the applicable Seller and, to Sellers’ Knowledge, of the other parties thereto, and in full force and effect;

(ii)               the applicable Seller is not and, to the Sellers’ Knowledge, no other party to any such Lease is, in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

(iii)             the applicable Seller’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed;

(iv)              the applicable Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

(v)                to the Sellers’ Knowledge, no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

(vi)              except as set forth on Schedule 3.12(b), the applicable Seller does not owe any brokerage commissions or finder’s fees with respect to such Lease;

(vii)            to the Sellers’ Knowledge, no party to such Lease has repudiated any provision thereof, and there are no oral agreements or forbearance programs in effect and no material disputes as to such Lease; and

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(viii)          the applicable Seller has not assigned, licensed, transferred, conveyed, mortgaged, deeded in trust or encumbered or subjected to a Lien (other than Permitted Liens) its interest in such Lease.

(c)                The Owned Real Property listed in Schedule 3.12(a) and the Leased Real Property listed in Schedule 3.12(b) comprises all of the real property used or intended to be used in, or otherwise related to, the Business.

Section 3.13            Tax Matters.

(a)                All Tax Returns required to have been duly filed by a Seller have been filed prior to the due date for such Tax Returns, and each such Tax Return is true, correct and accurate in all material respects and prepared in accordance with applicable Laws. All Taxes payable by a Seller have been paid whether or not shown on any Tax Return. Each Seller has timely withheld and paid to the appropriate Taxing Authority all amounts required to have been withheld and paid in connection with amounts paid or owing to any member, employee, creditor, independent contractor or other third Person. There are no Liens on any Purchased Assets that arose in connection with the failure (or alleged failure) to pay any Tax other than Permitted Liens.

(b)                No Seller (i) has any Liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local or non-U.S. Law, as a transferee or successor, by Contract or otherwise (other than pursuant to any Contract or arrangement entered into in the Ordinary Course of Business and the primary purpose of which is not Taxes) and (ii) is party to any Tax allocation or sharing agreement (other than any Contract or arrangement entered into in the Ordinary Course of Business and the primary purpose of which is not Taxes).

(c)                There is no Action or request for a private letter ruling or other formal tax guidance from a Taxing Authority pending with respect to a Seller in respect of any Taxes in any jurisdiction, nor has there been any such activity since January 1, 2015. No Seller has been informed in writing of the commencement or anticipated commencement of any such Action or request, and no Seller is aware that any such Action or request is contemplated by any Taxing Authority. No Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not expired.

(d)                Within the last three (3) years, no written claim has been made by a Taxing Authority in a jurisdiction where a Seller does not file Tax Returns with respect to the Purchased Assets that a Seller is or may be subject to taxation by that jurisdiction. No Seller has been a party to or participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) and no Seller has received or requested any letter ruling from any Taxing Authority regarding any Taxes or entered into any “closing agreement” within the meaning of Section 7121 of the Code (or applicable or analogous state Law) with any Taxing Authority that would be binding on any Buyer after the Closing.

(e)                Each arrangement of a Seller that provides for the payment of any deferred compensation subject to Section 409A of the Code has complied in all material respects in both form and operation with the requirements of Section 409A of the Code and the guidance issued thereunder.

(f)                 No Assumed Contract provides for a gross-up of Taxes under Sections 409A or 4999 of the Code.

Section 3.14            Intellectual Property.

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(a)                Schedule 3.14(a) sets forth a complete and correct list of all of the following Intellectual Property owned or purported to be owned by any Seller and used in, related to or otherwise associated with the Business: (i) patented or registered Intellectual Property and pending patent applications and applications for registrations of other Intellectual Property; and (ii) the Business Names and any other material unregistered trademarks, material unregistered service marks, trade names, corporate names and internet domain names, including where applicable the jurisdictions, both domestic and foreign, in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance or registration has been filed (collectively, the “Business Intellectual Property”). Each Seller owns and possesses all right, title and interest in and to all of the Business Intellectual Property set forth or required to be set forth on Schedule 3.14(a) and otherwise holds a valid right to use all other Intellectual Property used in connection with the Business (such other Intellectual Property, the “Licensed Intellectual Property”) (in each case free and clear of all Liens other than Permitted Liens and non-exclusive licenses of the Business Intellectual Property granted in the Ordinary Course of Business). Immediately subsequent to the Closing, the Business Intellectual Property and Licensed Intellectual Property will, as applicable, be owned by or available for use by Buyers on terms and conditions identical to those under which the Sellers owned or used the Business Intellectual Property and Licensed Intellectual Property immediately prior to the Closing. All Business Intellectual Property disclosed or required to be disclosed in Schedule 3.14(a) is valid, enforceable and subsisting. No Seller is obligated to pay any royalties and/or fees to any Person under any patent, trademark, copyright or other Intellectual Property license, other than under those licenses listed in Schedule 3.15 for which there is also a notation regarding and describing such an obligation to pay such royalties and/or fees.

(b)                Except as disclosed on Schedule 3.14(b), no Seller has, and the conduct of Business has not, violated, infringed or misappropriated, and does not violate, infringe, or misappropriate the Intellectual Property of any other Person, and, to the Sellers’ Knowledge, no other Person has violated, infringed or misappropriated, and is not violating, infringing, or misappropriating any Business Intellectual Property. No Seller has received any notice of (i) any actual, alleged or threatened violation, infringement or misappropriation by a Seller of the Intellectual Property of any other Person (including unsolicited offers or demands to license the Intellectual Property of another Person) and (ii) a Person challenging the ownership, use, validity, or enforceability of any Business Intellectual Property and, in each case, there are no facts or circumstances that would form the basis for any such claim.

(c)                The Sellers have used commercially reasonable efforts to ensure all Business Intellectual Property is owned thereby. All Persons (including current or former employees) who have developed or contributed to the development of any material Intellectual Property for or on behalf of the Business have assigned all right, title and interest in and to such Intellectual Property to a Seller. No equityholder of a Seller (or any predecessor in interest) has or will have, after giving effect to the Transactions, any legal or equitable right, title, or interest in or to, or any right to use, directly or indirectly, in whole or in part, any Business Intellectual Property. Each Seller has taken reasonable measures to protect the confidentiality of its trade secrets and other Business Intellectual Property.

(d)                The computer systems, including the software, firmware, hardware, networks, interfaces, and related systems owned, used or held for use by a Seller in the Business (collectively, “Business Systems”) are, together with the Transition Services Agreement, sufficient for the immediate and currently anticipated needs of the Business immediately following the Closing. During the past twelve (12) months, there has been no material disruption, interruption, and outage to any Business System. The Sellers have taken commercially reasonable steps to provide for the back-up and recovery of the data and information used in the conduct of the Business. The Business (i) is and has been, in compliance in all material respects with all Data Requirements; and (ii) collects, maintains, stores, processes, transfers and disposes of, and has, collected, maintained, stored, processed, transferred, and disposed of, all Personal Information using commercially reasonable data security measures. There have not been any (A) data security breaches; (B) material unauthorized access or use of any of the Business Systems owned by or under the control and custody of the Business (including any phishing incident, malware attack, or ransomware attack); or (C) unauthorized acquisition, disclosure, or use of any Personal Information or other confidential or proprietary information owned by or under the custody or control of the Business. Neither the execution nor delivery of this Agreement by the Company and its Subsidiaries nor the consummation of the Closing will result in a breach or violation of, or constitute a default under, any Data Requirement.

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Section 3.15            Contracts and Commitments. Except as set forth on Schedule 3.15, for any Purchase Order entered into in the Ordinary Course of Business, or to the extent unrelated to, or unassociated with, the Business or the Purchased Assets, no Seller is a party to or bound by, nor are any of its assets or properties bound by any outstanding:

(a)                Contract with any Material Customer;

(b)                Contract with any Material Supplier;

(c)                Contract (i) for the employment or engagement of any director, officer, individual employee, or other person or entity on a full-time, part-time, consulting or other basis involving compensation in excess of $200,000 or (ii) providing severance or other termination payments or benefits or relating to loans to officers, directors, employees or Affiliates;

(d)                Contract relating to Indebtedness, the borrowing of money or to the mortgaging, pledging, guaranteeing or otherwise placing a Lien (other than Permitted Liens) on any asset or group of assets of a Seller;

(e)                Contract under which it is a lessee of or holds or operates any property, real or personal, owned by any other Person, except for any lease of personal property under which the annual aggregate rental payments do not exceed $250,000;

(f)                 Contract relating to the licensing of Intellectual Property by a Seller to any Person or by any Person to a Seller (except for licenses of commercially available off-the-shelf software with an annual aggregate purchase price no greater than $50,000), and all other agreements related to the assignment, development or ownership of Business Intellectual Property or otherwise affecting a Seller’s ability to use, enforce or disclose any Business Intellectual Property;

(g)                Contract with any Person containing any provision or covenant prohibiting or limiting the ability of a Seller to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with a Seller;

(h)                collective bargaining agreement or other Contract with any labor union, works council, employee representative, or labor organization (each, a “Labor Agreement”); or

(i)                 settlement, conciliation or similar agreement with any Governmental Authority, or that will require a Seller to pay consideration after the date of this Agreement in excess of $100,000.

Each Contract set forth or required to be set forth on Schedule 3.15 (the “Material Contracts”) is in full force and effect and is a legal, valid and binding obligation of the applicable Seller(s) (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles). Except as specifically set forth on Schedule 3.15, each Seller has performed all obligations required to be performed by it and is not, and to Sellers’ Knowledge, no party is, in default under or in breach of nor in receipt of any claim of default or breach under any Material Contract; and no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance under any such Material Contract. DDD has provided Buyer with a correct and complete copy of, or, if oral, a reasonably complete and accurate written description of, each Contract set forth on Schedule 3.15, together with all amendments, waivers or other changes thereto. Any disclosure listed on Schedule 3.15 pursuant to Section 3.15(i) shall include any minimum payment obligation under such Contract.

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Section 3.16            Insurance. Schedule 3.16 lists each insurance policy maintained by a Seller or on a Seller’s behalf with respect to the Purchased Assets, the Business and Specified Employees. All of such insurance policies are valid and binding and in full force and effect, and no Seller is in default with respect to its obligations under any of such insurance policies or has received any notification of cancellation of any of such insurance policies. All premiums due under such policies have been paid when due and the insurance coverage provided by any such policies will not terminate or lapse by reason of any of the Transactions or any agreements contemplated hereunder. No Seller has received notice that any insurer under any policy referred to in this Section 3.16 is denying Liability with respect to a claim thereunder or defending under a reservation of rights clause.

Section 3.17            Employees.

(a)                Schedule 3.17(a) contains a list of each Specified Employee, together with such Person’s (i) employee identification number, (ii) job title, (iii) annual base salary, and any increases to such annual base salary since December 31, 2020, (iv) Fair Labor Standards Act exempt or non-exempt classification (with respect to employees located in the U.S.), (v) leave status (and expected return date (if available)), (vi) vacation/paid time off balance, (vii) work location, (viii) employing entity, (ix) full-time or part-time status, (x) any incentive, severance or bonus arrangement with respect to such Person, and (xi) whether on a work visa (with sponsoring entity). Schedule 3.17(a) shall be updated fifteen (15) days prior to the Closing.

(b)                No Seller has Knowledge of any Specified Employee’s intent to terminate employment with any Seller or any of their respective Subsidiaries on or prior to the Closing.

(c)                There are no pending or, to the Sellers’ Knowledge, threatened in writing labor disputes, material grievances, labor-related arbitrations or controversies, or any unfair labor practice charges, strikes, lockouts, picketing, hand billing, work stoppages or slowdowns against or affecting any Seller or any of their respective Subsidiaries with respect to the Business or the Purchased Assets, and there have been no such Actions within the past three (3) years.

(d)                Except as set forth on Schedule 3.17(d), with respect to the Business or the Purchased Assets, the Sellers and their Subsidiaries are neither party to, nor bound by, any Labor Agreement, and no Specified Employees are represented by any labor union, works council, or other labor organization with respect to their employment with the Sellers or their Subsidiaries. To the Sellers’ Knowledge, with respect to the Business or the Purchased Assets, no union organizing or decertification efforts are underway or threatened in writing and no such efforts have occurred within the past three (3) years. In the past three (3) years, no labor union, works council, other labor organization, or group of employees of the Business or the Purchased Assets has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the Sellers’ Knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to the Business or the Purchased Assets.

(e)                With respect to the Transactions, the Sellers and their Subsidiaries have satisfied in all material respects any notice, consultation or bargaining obligations owed to the Specified Employees or the Specified Employees’ representatives under applicable Law, Labor Agreement or other Contract.

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(f)                 To the Sellers’ Knowledge, no Specified Employee is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, or other restrictive covenant obligation: (i) owed to any Sellers or any of their respective Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed by any Seller or any of their respective Subsidiaries or perform services for the Business or the Purchased Assets.

(g)                To the Sellers’ Knowledge, in the past three (3) years there have been no sexual harassment, discrimination, or retaliation allegations made in writing against any Specified Employee.

(h)                With respect to the Business, in the previous three (3) years, no Seller or any of their respective Subsidiaries has implemented any plant closing or layoff of employees that implicated the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local Law (the “WARN Act”).

(i)                 No individual employed or engaged by any Seller or any Subsidiaries, whether an employee or a contractor, will transfer to a Buyer or any of its Affiliates by operation of Law, including under the Transfer of Undertakings (Protection of Employment) Regulations 2006 or any similar Law.

(j)                 Except as set forth on Schedule 3.17(j), (i) each Specified Employee is and has been for the last eighteen (18) months (or such shorter period of time in which such individual has been employed by any Seller or any of their respective Subsidiaries) primarily committed to the Business and (ii) there are no employees of any Seller or any of their respective Subsidiaries who are or in the last eighteen (18) months (or such shorter period of time in which such individual has been employed by any Seller or any of their respective Subsidiaries) have been primarily committed to the Business but who are not Specified Employees.

(k)                Each European Employee has the right to work in the jurisdiction in which they currently reside and work.

Section 3.18            Employee Benefits.

(a)                Schedule 3.18(a) contains an accurate and complete list of each Employee Benefit Plan. With respect to each Employee Benefit Plan, the Sellers previously have made available to the Buyers true and complete copies of, where applicable, (i) the most recent favorable determination, advisory or opinion letter issued by the IRS, and (ii) all other material documents pursuant to which such Employee Benefit Plan is maintained, funded and administered.

(b)                No Seller nor any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any Liability under or with respect to (i) any “defined benefit plan” as defined in section 3(35) of ERISA or any other plan that is or was subject to the funding requirements of section 412 of the Code or section 302 or Title IV of ERISA or similar legislation outside the USA, (ii) any “multiemployer plan” as defined in section 3(37) of ERISA or similar legislation outside the USA, or (iii) any benefit plan, program or arrangement that provides for post-termination or post-ownership medical, life insurance or other welfare benefits (other than health continuation coverage required by COBRA for which the covered individual pays the full cost of coverage), or (iv) any multiple employer plan as defined in 29 C.F.R. § 2530.210(c)(3) or any multiple employer welfare arrangement as defined in section 3(40) of ERISA or similar legislation outside the USA. No Seller nor any ERISA Affiliate has any Liability under Title IV of ERISA. Each Seller, its Subsidiaries and ERISA Affiliate have complied and are in compliance in all material respects with the requirements of COBRA as well as the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended and including any guidance issued thereunder. No Seller has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Liability under section 4980B, 4980D, 4980H, 6721 or 6722 of the Code. No European Employee has any claim or right in respect of any pensions, lump sums or other like benefits on retirement or death payable on early retirement or redundancy which has transferred to the Seller (or any Affiliate) by operation of the ARD.

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(c)                With respect to each Employee Benefit Plan, all payments, premiums, contributions, reimbursements and accruals for all periods ending prior to or as of the Closing Date shall have been timely made or properly accrued on the Latest Balance Sheet or on the books and records of the Sellers, and there is no unfunded Liability which is not reflected on the Latest Balance Sheet or on the books and records of the Sellers.

(d)                Each Employee Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and in compliance with each applicable Labor Agreement and all applicable Laws, including ERISA and the Code.

(e)                Each Employee Benefit Plan which is intended to be a qualified plan within the meaning of section 401(a) of the Code has been determined by the IRS to be so qualified, and nothing has occurred that could reasonably be expected to adversely affect the qualification of such Employee Benefit Plan.

(f)                 The Transactions, either alone or in combination with any other event, will not (i) cause the acceleration of vesting in, or funding or payment of, any amounts or benefits under any Employee Benefit Plan and will not otherwise accelerate or increase any Liability or obligation under any Employee Benefit Plan, (ii) increase the amount of compensation or benefits payable under any Employee Benefit Plan, (iii) result in the limitation or restriction in the right of Seller to merge, amend or terminate any Employee Benefit Plan, or (iv) result in the forgiveness of any loan or indebtedness owed to Seller by any current or former employee or consultant.

Section 3.19            Environmental Laws. Except as set forth on Schedule 3.19:

(a)                The Business, the Purchased Assets and each Seller with respect to the Purchased Assets or the Business are, and for the last three (3) years have been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying in all material respects with all Permits that are required for the occupation of its facilities and the operation of the Business pursuant to Environmental Laws;

(b)                No Action has been filed or commenced against the Business, the Purchased Assets or any Seller with respect to the Business or the Purchased Assets that remains pending, and no written notice has been received by any Seller with respect to the Business or the Purchased Assets, in each case alleging any violation of or Liability under any Environmental Laws that remains outstanding;

(c)                Neither the Business nor any Seller with respect to the Purchased Assets or the Business (nor any other Person to the extent giving rise to Liability with respect to the Purchased Assets or the Business) has treated, stored, handled, disposed of, arranged for the disposal of, transported, released, manufactured, exposed any Person to, or distributed any Hazardous Substance, or owned or operated any property or facility contaminated by any Hazardous Substance, in material violation of any Environmental Laws or in a manner that has given or would give rise to any material Liability under Environmental Laws; and

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(d)                The Sellers have delivered to the Buyers all environmental assessments, audits and reports, and all other material environmental documents relating to the Purchased Assets or the Business in its possession or reasonable control.

Section 3.20            Customers and Vendors.

(a)                Schedule 3.20(a) contains a true, correct and complete list of the top twenty (20) customers of the Business for the three (3) month period ending as of the date of the Latest Balance Sheet and for the twelve (12) month period ending as of December 31, 2020 (the “Material Customers”). To Sellers’ Knowledge, no Material Customer intends to terminate or materially reduce or modify the material terms of its business with the Business. To Sellers’ Knowledge, no such customer is threatened with bankruptcy or insolvency.

(b)                Schedule 3.20(b) contains a true, correct and complete list of the top ten (10) vendors of the Business for the three (3) month period ending as of the date of the Latest Balance Sheet and for the twelve (12) month period ending as of December 31, 2020 (the “Material Suppliers”). To Sellers’ Knowledge, no Material Supplier intends to terminate or materially reduce or modify the material terms of its business with the Business. To Sellers’ Knowledge, no such vendor is threatened with bankruptcy or insolvency.

Section 3.21            Affiliate Transactions. Except as set forth on Schedule 3.21, (i) there are no, and during the past twelve months, there have been no, agreements, understandings, arrangements (in each case whether written or oral), Liabilities or obligations between any Seller, on the one hand, and any current equityholder, member, partner, officer, director, manager or, Affiliate of any Seller or any Affiliate or Associate of any such equityholder, member, partner, officer, director, manager or Affiliate, on the other hand, (ii) no Seller provides or causes to be provided any assets, services or facilities to any Person described in clause (i) of the foregoing, and (iii) no Person described in clause (i) of the foregoing provides or causes to be provided any assets, services or facilities to any Seller or the Business.

Section 3.22            Inventory. The inventory of the Sellers consists of raw materials, manufactured and purchased parts and finished goods saleable or usable in the Ordinary Course of Business within six (6) months. The inventory of the Sellers is fit and sufficient for the purposes for which it was provided or manufactured and is normal and reasonable in kind and amount in light of the normal needs of the Business.

Section 3.23            Warranty Claims. There have been no claims in excess of $100,000 against any Seller alleging any defects in a Seller’s services or products, or alleging any failure of such services and products to meet applicable specifications, warranties or contractual commitments.

Section 3.24            Accounts Receivable. The Accounts Receivable reflected on the Latest Balance Sheet and those that are included in the Purchased Assets (i) are, to Sellers’ Knowledge, collectible in the Ordinary Course of Business in amounts similar to amounts historically collected (net of contractual allowances and bad debt reserves established in accordance with prior practice), (ii) represent legal, valid and binding obligations for services actually performed and goods actually provided by a Seller, enforceable in accordance with their terms, (iii) are not the subject of any Action, and (iv) have arisen only from bona fide sales transactions in the Ordinary Course of Business and are payable on ordinary trade terms. To the Sellers’ Knowledge, there are no contests, claims, counterclaims, rights of set off or other defenses with respect to the accounts and notes receivable included in the Purchased Assets.

Section 3.25            NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS TO WHICH A SELLER IS A PARTY, NEITHER THE SELLERS NOR THE SHAREHOLDERS MAKE ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY KIND, AND THE SELLERS AND THE SHAREHOLDERS HEREBY EXPRESSLY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, NOTHING HEREIN OR THEREIN SHALL IN ANY MANNER LIMIT ANY RIGHTS OF THE BUYER IN THE CASE OF FRAUD.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Sellers to enter into and perform their obligations under this Agreement, the Buyers, jointly and severally, represent and warrant as of the date hereof and as of the Closing Date to the Sellers as follows:

Section 4.01            Organization of Buyers. US Buyer is a corporation duly formed, validly existing, and in good standing under the Laws of the State of Delaware. IT Buyer will be a S.r.l duly formed, validly existing, and in good standing under the Laws of Italy. FR Buyer will be a private limited company duly formed, validly existing, and in good standing under the Laws of France. UK Buyer will be a private limited company duly formed, validly existing, and in good standing under the Laws of the United Kingdom. DE Buyer will be a limited liability company duly formed, validly existing, and in good standing under the Laws of Germany.

Section 4.02            Authorization of Transactions by Buyers. Each Buyer has full power and authority to execute and deliver the Transaction Documents and to perform its obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents by each Buyer has been duly authorized and approved by all necessary action and does not require any further authorization or consent of such Buyer. The Transaction Documents to be executed and delivered by each Buyer have been duly executed and delivered by such Buyer and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute the legal, valid and binding obligations of such Buyer, enforceable in accordance with their respective terms and conditions (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles).

Section 4.03            Noncontravention. Neither the execution and the delivery of the Transaction Documents, nor the consummation of the Transactions, (i) conflict with or result in a breach of any provisions of each Buyer’s organizational documents or (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice, or result in the imposition or creation of a Lien (other than Permitted Liens) upon or with respect to any equity interests of a Buyer or any assets of a Buyer under (x) any Law or order to which a Buyer is subject or (y) any of the terms, conditions or provisions of any Contract to which a Buyer is a party, or by which a Buyer or any of its assets or properties is bound, except in the case of clause (ii) as would not have a Material Adverse Effect on the business or financial conditions of each Buyer and their Subsidiaries, taken as a whole.

Section 4.04            Litigation. There is no Action pending or, to each Buyer’s knowledge, threatened, against a Buyer, which, if adversely determined (a) would delay, hinder or prevent the consummation of the Transactions by the Buyers, or (b) would have, individually or in the aggregate with all other such Actions, a material adverse effect on the ability of the Buyers to perform its obligations under the Transaction Documents.

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Section 4.05            Brokers’ Fees. No Buyer has any Liability or obligation (whether matured or unmatured) to pay any fees, commissions or other compensation to any broker, finder, investment banker, financial advisor, agent or other similar Person with respect to the Transactions.

Section 4.06            Buyer’s Reliance. Each Buyer acknowledges that none of the Sellers, DDD or any other Person have made any representation or warranty, express or implied, written or oral, as to the accuracy or completeness of any information that the Sellers and DDD furnished or made available to the Buyer Group and their respective representatives, except as expressly set forth in Article III of this Agreement, and none of the Sellers, DDD or any other Person (including the Sellers, DDD or any officer, director, member or partner of Sellers or DDD) shall have or be subject to any liability to Buyer Group, or any other Person, resulting from the use by the Buyer Group of any information, documents or material made available to the Buyer Group in any confidential information presentation, “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby. Each Buyer acknowledges that, should the Closing occur, the Buyers shall acquire the Purchased Assets and Assumed Liabilities without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis; provided, however, that nothing in this Section 4.06 is intended to limit or modify the representations and warranties contained in Article III in any manner. Each Buyer acknowledges that, except for the representations and warranties contained in Article III, none of the Sellers, DDD or any other Person have made, and no member of the Buyer Group has relied on, any other express or implied representation or warranty by or on behalf of the Sellers, DDD or any other Person. Each Buyer acknowledges that, other than as expressly set forth in Article III, none of the Sellers, DDD or any other Person, directly or indirectly, has made, and none of the Buyer Group has relied on, any representation or warranty regarding the pro-forma financial information, budgets, estimates, projections, business plans, forecasts or other forward-looking statements (including the reasonableness of the assumptions underlying such information, budgets, estimates, projections, business plans, forecasts or forward-looking statements), and none of the Buyer Group will make or have any claim with respect thereto. Notwithstanding the foregoing, nothing herein shall in any manner limit any rights of the Buyers in the case of Fraud.

Section 4.07            NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, NEITHER OF THE BUYERS MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED (AND THE BUYERS HEREBY EXPRESSLY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY), WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS AND THE CONSUMMATION OF THE TRANSACTIONS.

ARTICLE V
certain covenants

Section 5.01            Access; Consultation. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 11.01, the Buyer Group shall (i) have access upon reasonable advance notice, during normal business hours, to the offices, employees (including for the purpose of hiring interviews), officers, representatives, and other personnel, properties, Assets, books and records of the Business and the Sellers that the Buyer Group may reasonably request, (ii) be furnished by the Sellers with true, correct and complete copies of such additional financial and operating data and other information regularly prepared or received by Sellers, including any performance reports for the Business, in each case to the extent in the possession of or reasonably available to the Sellers, but without any representation or warranty by the Sellers and without recourse to the Sellers, (iii) be furnished by the Sellers reasonable access to the employees of the Business and any information reasonably required for filing or obtaining any Consents, and (v) be consulted by the Sellers regarding all material operational decisions for the Business. The Buyer Group’s access under this Section 5.01 shall be exercised in a manner as to not unreasonably interfere with the Business. Without limiting the foregoing, (i) the Sellers shall have the right to cause any of their employees, agents or representatives to accompany the Buyer Group during the course of any such access, (ii) the Buyer Group shall observe and comply with any commercially reasonable safety, security and other rules and regulations imposed by the Sellers or the owners of the respective facilities (including, without limitation, social distancing, masking and other protocols related to the SARS-CoV-2 novel coronavirus (COVID-19)), (iii) access to any Leased Real Property shall be subject to all of the terms of the applicable Leases, (iv) all access, inspections and other activities of the Buyer Group shall be performed at the Buyer Group’s sole cost and expense, in a good and workmanlike manner, lien-free, and in compliance with all applicable laws, rules and regulations, and (v) prior to any such access, the Buyer Group shall provide to the Sellers upon request certificates of insurance evidencing such liability insurance and other coverages as may be reasonably requested by the Sellers.

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Section 5.02            Operations Pending Closing.

(a)                From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 11.01, the Sellers shall (except with the prior written consent of the Buyers): (i) operate the Business in the ordinary course of business consistent with past practice (except where such conduct would expressly conflict with the covenants set forth herein or other obligations under this Agreement or as may be reasonably necessary to comply with applicable Law or sanctioned response of a Governmental Authority as a result of the outbreak of SARS-CoV-2 novel coronavirus (COVID-19)); (ii) operate the Business in compliance in all material respects with all Laws; (iii) maintain the Purchased Assets in operating condition and repair (subject to normal wear and tear in light of their respective ages); (iv) maintain policies of liability, casualty and property insurance of substantially similar coverage as the policies currently carried in respect of the Business; (v) use commercially reasonable efforts to preserve the goodwill, relationships and business of the officers, employees, customers and suppliers of the Business; (vi) administer and operate the Business in accordance with all Permits and use commercially reasonable efforts to maintain all such Permits; (vii) make expenditures, including planned capital expenditures and marketing and promotional expenditures consistent with past practices; (viii) maintain the books of account and records in the Ordinary Course of Business consistent with past practices; (ix) make any required regulatory filings in a timely manner (taking into account any requested extensions) and in compliance in all material respects with all applicable Laws and Permits; (x) (A) maintain, consistent with its past practices, all of its current credit, collections and payment policies, procedures and practices, (B) collect Accounts Receivable in the ordinary course of business consistent with the Business’ current collection policies, procedures and practices, and (C) except where subject to a good faith dispute, pay all accounts payable in the Ordinary Course of Business consistent with past practice; (xi) use commercially reasonable efforts to preserve intact the services of the employees of the Business; (xii) not sell, assign, license, transfer, or otherwise disclose or make available, or abandon, fail to maintain or prosecute diligently, or otherwise dispose of, any Business Intellectual Property, or subject any Business Intellectual Property to any additional Lien, except for Permitted Liens, (xiii) promptly deliver to the Buyers a true, correct and complete copy of each Contract that is entered into in respect of the Business between the date hereof and the Closing; (xiv) maintain the Owned Real Property and, to the extent required by the terms of the Leases, the Leased Real Property, including all of the Improvements, in substantially the same condition as of the date of this Agreement, ordinary wear and tear, casualty and condemnation excepted; and (xv) except as set forth on Schedule 5.02(a)(xv), not amend, modify, extend, renew or terminate any Lease, and shall not enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property.

(b)                From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 11.01, the Sellers shall not in respect of the Business, without the prior written consent of Buyer, take or agree to take any action required to be listed on Schedule 3.08.

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Section 5.03            Cooperation; Consents.

(a)                The Buyers and the Sellers shall reasonably cooperate with each other and their respective counsel and accountants in connection with any actions reasonably required to be taken as part of their respective obligations under this Agreement, and the Buyers and the Sellers shall execute such other documents as may be reasonably necessary or desirable to attempt in good faith to obtain any Consent or to implement and consummate this Agreement, and otherwise use their commercially reasonable efforts to consummate the Transactions, including satisfaction, but not waiver, of the closing conditions set forth in ARTICLE VII and ARTICLE VIII, and to fulfill their respective obligations under this Agreement. Without limiting the generality of the foregoing, the Sellers shall reasonably cooperate with the Buyers, and take such action as is reasonably necessary or desirable, in order for the Buyers to attempt to obtain landlord estoppel certificates and/or landlord waiver and collateral access agreements from the lessors under the Leases listed on Schedule 3.08(b) (all of which shall be in the form required by the applicable Leases or otherwise in form and substance reasonably acceptable to the applicable Seller and Buyer) and title commitments, title policies and surveys; provided in each case, however, that in no event shall the Sellers be obligated to cure any title or survey defects or encumbrances other than the removal at Closing of any liens not constituting Permitted Liens.

(b)                As soon as practicable after the execution of this Agreement, the Parties shall make appropriate requests and shall use commercially reasonable efforts to attempt in good faith, and on a joint basis, to obtain as expeditiously as possible (i) any third party Consents required under any Assumed Contracts, and (ii) execution of reasonable estoppel certificates and/or landlord waiver and collateral access agreements by lessors under any Leases. The Sellers shall be responsible for and shall pay all administrative or processing fees imposed by a Person as a condition to processing any Consent, estoppel certificate, landlord waiver and/or collateral access agreement request, in each case to the extent such charges and fees are required by the express terms of the applicable Lease or other Assumed Contract. The Sellers and the Buyers shall cooperate in connection with the preparation of the forms of Consent and estoppel certificates and landlord waivers and collateral access agreements and shall keep each other reasonably informed as to the status of obtaining any such Consents and estoppel certificates and landlord waivers and collateral access agreements.

Section 5.04            Public Announcements. No Party shall publish, issue or make any press release or other public announcement (including in any trade journal or other publication) concerning this Agreement or the Transactions without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed) other than the press release in the form attached hereto as Exhibit H; provided, however, that nothing in this Agreement shall prevent any Party, from (a) making, after notification to the other party to the extent legally permissible, (i) any announcement or publication required by applicable Law, or (ii) any filings with Governmental Authorities, including listing exchanges, that, based on the advice of legal counsel, may be required in connection with the execution and delivery of this Agreement or the consummation of the Transactions, (b) making any announcement or publication that does not disclose any information not previously disclosed by either party in accordance with this Section 5.04, or (d) disclosing such terms to their respective employees, accountants, advisors and other representatives or their respective past, present or prospective financing sources or other investors as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract or other obligation to keep the terms of this Agreement confidential on terms substantially similar to those set forth in this Agreement that are applicable to the disclosing party hereunder).

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Section 5.05            Exclusivity. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 11.01, the Sellers shall not, and shall not permit, and shall take all necessary action to prevent, any Affiliate, representative or agent of any of the foregoing to, (i) solicit, initiate, encourage or accept any proposal or offer from any Person relating to the acquisition of any all or any substantial portion of the Purchased Assets or the Business (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions, conversations, negotiations or other communications regarding, furnish any information with respect to, assist or participate in or other way cooperate in any way with, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.01            Transaction Expenses. The Buyers, jointly and severally, shall pay and be solely liable for all of the Buyer Transaction Expenses. The Sellers, jointly and severally, shall pay and be solely liable for all of the Seller Transaction Expenses.

Section 6.02            Further Assurances. From and after the Closing, in the event any further action is necessary to carry out the purposes of this Agreement, the Parties and, as applicable, the proper officers, directors, or managers of each Party, shall take all such necessary action as may be reasonably requested by a Buyer, a Seller, or DDD to achieve such intent. Each Seller Indemnifying Party agrees subsequent to the Closing to refer all customer inquiries with respect to the Business to or as directed by the Buyers.

Section 6.03            Use of Name. After the Closing, no Seller Indemnifying Party shall use any name, trade name, trade mark, service mark, domain name or titles including or confusingly similar to any Business Name.

Section 6.04            Accounts Receivable. Each Seller Indemnifying Party shall promptly deliver to or as directed by the Buyers any and all proceeds relating to the Business (including from Accounts Receivable) that are received by any Seller Indemnifying Party following the Closing Date.

Section 6.05            Access to Information. Until the applicable statutes of limitations (including any extensions) have expired for all Tax periods or portions thereof ending on or before the Closing Date, the Buyers, on the one hand, and Seller Indemnifying Parties, on the other hand, shall (a) each provide the other with such assistance as may reasonably be requested by any of them in connection with any Tax, accounting or other financial reporting or services, including the preparation of any return, audit, or other examination by any Taxing Authority or judicial or administrative proceedings relating to Liability for Taxes, (b) each retain and provide the other with any records or other information that may be relevant to any such Tax, accounting or other financial reporting or services, including relating to any such return, audit or examination, proceeding or determination, and (c) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax return of the other for any period. The Buyers agree to provide each Seller Indemnifying Party reasonable access to the documents, books and records included in the Purchased Assets then in the possession of a Buyer that relate to periods prior to the Closing Date for the purpose of responding to any claims made against any Seller Indemnifying Party by any Person who is not a party to this Agreement with respect to Excluded Liabilities (to the extent that such documents are relevant to such claim) and for the purposes of preparation of any tax returns by any Seller Indemnifying Party after the Closing and for responding to any audit by the Internal Revenue Service or any other authority (again, to the extent that such documents are relevant for such purposes), in all cases at such Seller Indemnifying Party’s expense. The Seller Indemnifying Parties agree to provide the Buyers reasonable access to the documents and records not included in the Purchased Assets then in the possession of any Seller Indemnifying Party that relate to periods prior to the Closing Date for the purpose of responding to any claims made against a Buyer by any Person who is not a party to this Agreement with respect to Assumed Liabilities or for any other reasonable purpose relating to a Buyer’s operation of the Business after the date hereof, in all cases at the Buyers’ expense. For the avoidance of doubt, none of the Buyers or their respective Affiliates shall be required to provide any access to or copies of any of their income Tax Returns.

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Section 6.06            Employee and Related Matters.

(a)                The United States based employees of the Sellers listed on Schedule 6.06(a)(i) (the “US Business Employees”) will remain employees of the Sellers after the Closing, and will not transfer to the Buyers on the Closing Date. Rather, it is the intent of the Parties that the US Business Employees will continue to provide services to the Business pursuant to the Transition Services Agreement. The Specified Employees who are not US Business Employees will be transferred to the applicable Buyer as of the Closing in accordance with any applicable mandatory local rules and regulations concerning protection of employees in the context of a transfer of business (e.g., automatic transfer of employees to the Buyers as of Closing, etc.). The employees listed on Schedule 6.06(a)(i) comprise the Business Employees to whom the Buyers or their respective Affiliates agree to offer employment upon the termination of the applicable service for each such Business Employee set forth in the Transition Services Agreement (collectively, the “Specified Employees,” and such date of termination of applicable service, the “Transition Date”)). Where required by a specific jurisdiction, the Sellers and the Buyers shall carry out before Closing or the Transition Date (as applicable) the mandatory labor consultation procedure, advising each Specified Employee that his or her employment with a Seller or its respective Subsidiaries will cease effective as of the Transition Date or, where required by a specific jurisdiction, will be transferred to the applicable Buyer as of the Closing. Each Specified Employee who (i) accepts the applicable Buyer or their respective Affiliates’ offer of employment and actually commences employment with a Buyer or its respective Affiliates, or (ii) who transfers to the applicable Buyer where required by applicable mandatory local rules and regulations, shall be referred to as a “Transferred Employee.”

(b)                Without limiting the generality of the Excluded Liabilities, the Sellers shall be responsible for any severance payments, accrued payroll-related Liabilities, vacation or paid time off Liabilities, accrued or unpaid bonuses, pension or other retirement plan obligations, COBRA notices, rights and continuation of benefits (including with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9), WARN Act Liability and any other Liabilities or obligations associated with a Seller or its respective Subsidiaries’ employment or engagement (or termination of employment or engagement) of its employees and independent contractors (whether current or former, including the Specified Employees, and, with respect to the period on or prior to the Closing, the Transferred Employees); provided, in the case of Specified Employees of 3D IT and 3D DE, such Liabilities will be transferred to Buyer and be included as part of the calculation of the Assumed Liability Amount. Without prejudice to mandatory local rules and regulations concerning protection of employees in the context of a transfer of a business, the Buyers or their respective Affiliates’ offer of employment to the Specified Employees shall be conditioned upon, and subject to, each employee satisfying all applicable policies, procedures and requirements applicable to new employees applying for employment with a Buyer or its Affiliates (including background checks and drug testing), and shall not be construed as a Contract of employment. All employees hired by a Buyer or its respective Affiliates shall be employees at will, unless otherwise determined by such Buyer or its respective Affiliates or required by applicable Law. The Sellers and the Buyers agree that the sale and purchase of the Business including the Purchased Assets is a relevant transfer for the purposes of the ARD in relation to the European Employees.

(c)                The Sellers shall use their reasonable best efforts to ensure that any Specified Employee who is a foreign national who requires a visa in order to work for Sellers or their respective Subsidiaries in his or her current position may continue to work in such position as a Transferred Employee on the Transition Date.

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(d)                Prior to the Closing or the Transition Date (as applicable), the Sellers and their respective Subsidiaries shall fully and timely satisfy any notice, information, consultation or bargaining obligations owed to their employees or their representatives with respect to the transactions contemplated by this Agreement under applicable Law and any Labor Agreement or other agreement with an employee representative body and the Buyers and their respective Affiliates shall reasonably cooperate with respect to the foregoing.

(e)                Prior to or on the Transition Date, the Sellers or their Affiliates, as applicable, shall make to each Employee Benefit Plan that is a 401(k) plan all employer contributions that would have been made on behalf of the Transferred Employees had the transactions contemplated by this Agreement not occurred, regardless of any service or end-of-year employment requirements, but prorated for the portion of the plan year that ends on the Transition Date, and shall cause all Transferred Employees to be fully vested in their accrued benefits thereunder.

(f)                 Except as provided in Section 12.01 and without prejudice to mandatory local rules and regulations concerning protection of employees in the context of a transfer of a business, nothing herein (whether express or implied) shall be deemed or construed to create or confer any claim, right or remedy whatsoever, including any third-party beneficiary rights, in any Person other than the Parties. Nothing herein shall (i) create or confer any right to employment or service or continued employment or service with the Buyers or any of their Affiliates, or any particular term or condition of employment or service, (ii) limit the rights of the Buyers or any of their Affiliates from (1) terminating the employment or service of any Person at any time for any or no reason or (2) establishing, amending, modifying or terminating any benefit or compensation plan, policy, program, Contract, agreement or arrangement at any time assumed, sponsored or maintained by any of them, or (iii) be construed as establishing, terminating, modifying or amending, any Employee Benefit Plan.

Section 6.07            Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, conveyance, real property transfer or gains, value added, stock transfer and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Transactions (the “Transfer Taxes”) shall be shared 50/50 between the Buyers and the Sellers. The Buyers and the Sellers shall jointly prepare, execute and file all necessary Tax Returns and other documentation with respect to all such Taxes, fees, costs, charges and expenses. Notwithstanding the foregoing, all Transfer Taxes payable with respect to the transfer of any Owned Real Property located in the State of Tennessee shall be considered a Buyer Transaction Expense and shall be paid by the Buyers.

Section 6.08            W-9/FIRPTA Certificate. Each Seller that is a U.S. person shall deliver to the Buyers on or before the Closing Date, (i) a properly completed and duly executed IRS Form W-9 and (ii) a properly completed and duly executed certificates of non-foreign status pursuant to section 1.1445-2(b)(2) of the Treasury Regulations sufficient to exempt the Buyers from the requirements of Code Section 1445(a).

Section 6.09            Copy of Virtual Data Room and Electronic Files. On the Closing Date, the Sellers will deliver to the Buyers on one or more USB electronic storage devices, a complete and accurate electronic copy of its virtual data room (“VDR”) hosted by McGuireWoods LLP with respect to the transactions contemplated by this Agreement.

Section 6.10            Restrictive Covenants.

(a)                As an inducement to the Buyers to enter into this Agreement, from the Closing Date until the fifth anniversary of the Closing Date, without the prior written consent of the Buyers, the Sellers and DDD shall not, and shall cause their Affiliates not to, hire or engage, or attempt to hire or engage, any director, officer, employee or independent contractor of any Purchased Assets, or solicit, knowingly induce, attempt to solicit or induce, or otherwise knowingly encourage any such Person to terminate or otherwise adversely alter his or her employment or engagement with any Purchased Assets, or enter into an employment, consulting, independent contractor or similar relationship with any such Person; provided, however, the foregoing shall not preclude the Sellers, DDD, or their Affiliates from (i) making general or public solicitations not targeted at such Persons or (ii) hiring any such Person whose employment or engagement with the Purchased Assets was terminated at least twelve months prior to such hiring.

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(b)                From and after the Closing Date, the Sellers and DDD agree to, and shall cause their Affiliates to: (i) treat and hold as confidential (and not use or disclose or provide access to any Person to) all information in any form whatsoever relating to trade secrets, processes, price, pricing and marketing plans, policies and strategies, operations methods, business acquisition plans, new personnel acquisition plans, financial records and all other confidential or proprietary information with respect to the Business; (ii) in the event that such Person becomes legally compelled to disclose any such information, provide US Buyer with prompt written notice of such requirement so that a Buyer may seek a protective order or other remedy or waive compliance with this Section 6.10(b); (iii) in the event that such protective order or other remedy is not obtained, or US Buyer waives compliance with this Section 6.10(b), furnish only that portion of such confidential information which is legally required to be provided and exercise their commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information; and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to US Buyer any and all copies (in whatever form or medium) of all such confidential information then in the possession of such Person or any agent or representative of such Person and destroy any and all additional copies then in the possession of either such Person or any agents or representative of such Person of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof, provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by such Person or any agent or representative of such Person.

(c)                The Parties agree that the restrictions set forth in this Section 6.10 are reasonable and completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area or any one restriction in this Section 6.10 shall not render this Agreement unenforceable as applied to any one or more of the other areas or other restrictions herein.

(d)                The Parties acknowledge that the restrictions set forth in this Section 6.10 are necessary for the protection of the Buyers and their Affiliates and that any breach thereof may cause such Persons irreparable damage, that such Person’s remedies at law in the event of such breach may be inadequate, and that, accordingly, the Buyers may be entitled to seek the issuance by a court of competent jurisdiction of a temporary, preliminary, or permanent injunction in favor of such Person enjoining the breach or threatened breach of such restrictions. The foregoing provision shall not constitute a waiver of any other remedies that the Buyers may have in law or in equity.

Section 6.11            Prorated Taxes. For purposes of this Agreement including for purposes of determining Taxes, whenever it is necessary to determine the liability for Taxes with respect to the Business and the Purchased Assets for any Straddle Period, such Taxes shall be apportioned among the portion of such Straddle Period that is a Pre-Closing Tax Period and the portion of such Straddle Period that is a Post-Closing Tax Period (i) in the case of Taxes other than income, payroll, sales and use and withholding Taxes, on a per diem basis based on the number of days in each such tax period and (ii) in the case of income, payroll, sales and use and withholding Taxes, as determined as though the Straddle Period consisted of two (2) taxable years or periods, one which ended at the end of the day on the Closing Date and the other which began on the day next following the Closing Date.

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Section 6.12            VAT. Each Seller shall (i) execute and deliver, and cause its Affiliates to execute and deliver, as appropriate, all instruments and certificates reasonably necessary to enable the applicable Buyer to comply with any filing requirements relating to VAT with respect to the Transactions and (ii) use commercially reasonable efforts to avail itself of any available exemptions from, or reductions of, any VAT under applicable Law with respect to the Transactions.

ARTICLE VII
CONDITIONS PRECEDENT OF BUYER

The obligation of the Buyers to consummate the transactions to be performed by it at the Closing is subject to the satisfaction of each of the following conditions prior to or at the Closing Date:

Section 7.01            Representations, Warranties and Covenants.

(a)                The representations and warranties of the Sellers set forth in this Agreement (i) that are not qualified by the term “materiality” (including the word “material”) and do not contain a term such as “Material Adverse Effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same effect as if made on and as of such date and, and (ii) that are qualified by the term “materiality” (including the word “material”) or contain a term such as “Material Adverse Effect” shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Closing Date with the same effect as if made on and as of such date.

(b)                The Sellers shall have performed and complied in all material respects with all of their covenants and agreements set forth in this Agreement to be performed or complied with by them prior to or on the Closing Date, except to the extent that such covenants and agreements are qualified by the term “materiality” (including the word “material”) or contain a term such as “Material Adverse Effect,” in which case the Sellers shall have performed and complied with all of such covenants and agreements in all respects prior to or on the Closing Date.

(c)                The Buyers shall have received a certificate dated as of the Closing Date from the Sellers (executed by authorized officers of the Sellers) to the effect that the conditions set forth in Section 7.01(a) and Section 7.01(b) have been fully satisfied.

Section 7.02            Consents. All Consents listed on Schedule 7.02 (the “Required Consents”) shall have been obtained in form and substance reasonably acceptable to the Buyers and shall be in full force and effect. All Consents of Governmental Authorities required to be obtained prior to the Closing Date shall have been obtained in form and substance reasonably satisfactory to the Buyers.

Section 7.03            Absence of Proceedings. (a) No Governmental Order shall be in effect enjoining or preventing consummation of the transactions contemplated by this Agreement, (b) no Action (other than an action or proceeding instituted or threatened by or on behalf of Buyer) shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) wherein an unfavorable Governmental Order would (i) restrain, prevent, prohibit or invalidate the transactions contemplated by this Agreement or (ii) have a Material Adverse Effect or otherwise adversely affect the right of the Buyers to own the Purchased Assets or to operate the Business, and no such Governmental Order shall be in effect, and (c) no Law shall have been enacted or proposed prohibiting or otherwise interfering, in any material respect, with the Buyers’ right to own the Purchased Assets or operate the Business.

Section 7.04            No Material Adverse Effect. No Material Adverse Effect shall have occurred.

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Section 7.05            No Liens. There shall be no Liens on any of the Purchased Assets, other than Permitted Liens.

Section 7.06            Employee Consultation. The Sellers and their respective Subsidiaries shall have fully and timely satisfied any notice, information, consultation or bargaining obligations required prior to the Closing pursuant to Section 6.06(d).

Section 7.07            Deliveries at Closing. The Sellers shall have made all deliveries required under Section 9.02.

If any of the conditions set forth in this ARTICLE VII have not been satisfied prior to or at the Closing Date, then the Buyers may waive any such condition (to the extent not prohibited by applicable Law) and nevertheless elect to proceed with the consummation of the Transactions. The Buyers may not rely on the failure of any condition set forth in this ARTICLE VII if such failure was caused by the Buyers’ failure to comply with any term or provision of this Agreement.

ARTICLE VIII
CONDITIONS PRECEDENT OF THE SELLERS

The obligations of the Sellers to consummate the transactions to be performed by them at the Closing are subject to the satisfaction of each of the following conditions prior to or at the Closing Date:

Section 8.01            Representations, Warranties and Covenants.

(a)                The representations and warranties of the Buyers contained in this Agreement (i) that are not qualified by the term “materiality” (including the word “material”) and do not contain a term such as “material adverse effect” shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date with the same effect as if made on and as of such date, and (ii) that are qualified by the term “materiality” (including the word “material”) or contain a term such as “material adverse effect” shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Closing Date with the same effect as if made on and as of such date.

(b)                The Buyers shall have performed and complied in all material respects with all of their covenants and agreements set forth in this Agreement to be performed or complied with by the Buyers prior to or on the Closing Date, except to the extent that such covenants and agreements are qualified by the term “materiality” (including the word “material”) or contain a term such as “material adverse effect” in which case the Buyers shall have performed and complied with all of such covenants and agreements in all respects prior to or on the Closing Date.

(c)                The Sellers shall have received a certificate dated as of the Closing Date from the Buyers executed by authorized officers of the Buyers to the effect that the conditions set forth in Section 8.01(a) and Section 8.01(b) have been fully satisfied.

(d)                The Sellers and their respective Subsidiaries shall have fully and timely satisfied any notice, information, consultation or bargaining obligations required prior to the Closing pursuant to Section 6.06(d).

Section 8.02            Absence of Proceedings. (a) No Governmental Order shall be in effect enjoining or preventing consummation of the transactions contemplated by this Agreement, and (b) no Action (other than an action or proceeding instituted or threatened by the Sellers) shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) wherein an unfavorable Governmental Order would (i) restrain, prohibit or invalidate the transactions contemplated by this Agreement or (ii) have a material adverse effect on the Buyers’ ability to consummate the transactions contemplated by this Agreement, and no such Governmental Order shall be in effect.

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Section 8.03            Deliveries at Closing. The Buyers shall have made or stand willing to make all deliveries required under Section 9.03.

If any of the conditions set forth in this ARTICLE VIII have not been satisfied prior to or at the Closing, then the Sellers may waive any of such conditions (to the extent not prohibited by applicable Law) and nevertheless elect to proceed with the consummation of the Transactions. The Sellers may not rely on the failure of any condition set forth in this ARTICLE VIII if such failure was caused by the Sellers’ failure to comply with any term or provision of this Agreement.

ARTICLE IX
CLOSING AND CLOSING DELIVERIES

Section 9.01            Closing. The closing of the Transactions (the “Closing”) shall occur on (a) the later of (i) the third (3rd) Business Day following the satisfaction or waiver of the conditions precedent set forth in ARTICLE VII and ARTICLE VIII (other than conditions that by their terms are to be satisfied at Closing but subject to satisfaction or waiver of such conditions), but in any event no later than the Termination Date, and (ii) the date that is 60 days following the date hereof, or (b) such other date as the Parties may mutually agree, and shall take place through the delivery and electronic exchange by email among the Parties of all documents required to consummate the Closing (unless a specific jurisdiction requires alternative arrangements for a consummation of a transaction under a Bill of Sale).

Section 9.02            Deliveries by the Sellers. At the Closing, the Sellers shall deliver, or cause to be delivered, the following:

(a)                The Sellers shall convey all of the Purchased Assets to the applicable Buyer or, as directed by the Buyers, any of their Subsidiaries or Affiliates, and shall deliver to such Buyer or, as directed by the Buyers, any of their Subsidiaries or Affiliates, such appropriately executed instruments of sale, transfer, assignment, conveyance and delivery, assignments of leases, bills of sale, assignments and assumptions, Business Intellectual Property conveyance documents, certificates of title, vehicle titles, transfer tax declarations, limited warranty deeds (or the local equivalent), assignments of leases and all other instruments of conveyance which are necessary or desirable to effect transfer to the applicable Buyer of good and marketable title to the Purchased Assets (free and clear of all Liens, other than Permitted Liens), including documents acceptable for recordation in the United States Patent and Trademark Office, the United States Copyright Office and any other similar domestic or foreign office, department or agency (it being understood that all of the foregoing shall be in form and substance reasonably satisfactory to the Buyers) and including a bill of sale in the form and substance reasonably acceptable to the Buyers to satisfy the conveyance of such Purchased Assets (any such documents “Bill of Sale”);

(b)                The certificate, dated as of the Closing Date, described in Section 7.01(c);

(c)                The transition services agreement in the form attached hereto as Exhibit G (the “Transition Services Agreement”), duly executed by the 3D US;

(d)                Each Seller shall deliver (i) a payoff letter and release of all Liens against any Purchased Assets, in form and substance acceptable to the Buyers (each, a “Payoff Letter”), and (ii) all customary deliverables as set forth in the Payoff Letter, including all promissory notes marked “cancelled”, all possessory collateral and Lien termination and release statements; and

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(e)                Consents for the transfer of the Assumed Contracts identified on Schedule 9.02(e).

Section 9.03            Deliveries by the Buyers. At the Closing, the Buyers shall deliver, or cause to be delivered, the following:

(a)                The Buyers or their designees shall pay (or cause to be paid) to DDD (for further distribution to the Sellers) or its designees by wire transfer of immediately available funds, an amount in cash equal to the Estimated Purchase Price;

(b)                The Buyers shall deliver the certificate, dated as of the Closing Date, described in Section 8.01(c);

(c)                The Transition Services Agreement, duly executed by US Buyer;

(d)                Any Bills of Sale, duly executed by the Buyers; and

(e)                The Buyers or their designee shall pay (or cause to be paid) all outstanding Indebtedness under each Payoff Letter.

ARTICLE X
SURVIVAL; INDEMNIFICATION

Section 10.01        Survival of Representations, Warranties, Covenants and Agreements. Except in the event of Fraud, the representations and warranties contained in this Agreement shall survive the Closing and remain in full force and effect until the eighteen (18) month anniversary of the Closing Date; provided, that the Fundamental Representations and the representations and warranties of the Buyers contained in Section 4.01 (‘Organization of Buyers’); Section 4.02 (‘Authorization of Transactions by Buyers’); and Section 4.05 (‘Brokers’ Fees’) shall survive until the date that is the later of (a) the sixth (6th) anniversary of the date hereof and (b) thirty (30) days after the expiration of the longest applicable statute of limitations period (including any extension thereof) applicable to the underlying claim. All covenants set forth herein shall survive the Closing to the extent provided in their respective terms.

Section 10.02        Indemnification by Seller Indemnifying Parties. Subject to the other provisions in this ARTICLE X, the Sellers (collectively, the “Seller Indemnifying Parties”) shall, jointly and severally, indemnify, defend and hold harmless the Buyers and each of their respective Affiliates, officers, directors, managers, equity holders, partners, employees, agents and representatives, and any Person claiming by or through any of them (each, a “Buyer Indemnified Party”), from and against and in respect of any and all claims, costs, expenses, damages, Liabilities, losses or deficiencies (including reasonable attorneys’ fees and other costs and expenses incident to any suit, action or proceeding) (“Damages”) arising out of, resulting from, or incurred in connection with: (a) any breach of or inaccuracy in any representation or warranty of or with respect to the Sellers or the Business contained in this Agreement; (b) any breach by any Seller or DDD of any of its covenants or agreements contained in this Agreement; (c) any Excluded Liability or Liability related to an Excluded Asset; (d) any portion of the Assumed Liability Amount not included in the final determination of Final Purchase Price pursuant to Section 2.03(b), or (e) Fraud.

Section 10.03        Indemnification by Buyer. Subject to the other provisions in this ARTICLE X, the Buyers shall, jointly and severally, indemnify, defend and hold harmless the Sellers and their respective Affiliates, employees, agents and representatives, and any Person claiming by or through any of them (each, a “Seller Indemnified Party”), from and against and in respect of any and all Damages arising out of, resulting from, or incurred in connection with: (a) any breach of or inaccuracy in any representation or warranty made by a Buyer contained in this Agreement; (b) any breach by a Buyer of any of its covenants or agreements contained herein; or (c) Fraud.

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Section 10.04        Additional Indemnification Limitations. The rights of the Buyer Indemnified Parties and Seller Indemnified Parties to indemnification pursuant to this ARTICLE X are subject to the following limitations:

(a)                No Seller shall be liable for any claim (or group of related claims that result from substantially the same or substantially related circumstances) for indemnification pursuant to Section 10.02(a) if the aggregate amount of such claim or group of related claims is less than $25,000 (the “De Minimis Deductible”), and, if less than such De Minimis Deductible, such claims will not be subject to indemnity hereunder and if greater than such De Minimis Deductible then the amount in excess of such De Minimis Deductible will be eligible for indemnity (subject to the other limitations set forth in this Section 10.04).

(b)                The Buyer Indemnified Parties shall not be entitled to recover Damages pursuant to Section 10.02(a) unless and until the total amount of Damages which the Buyer Indemnified Parties would recover under such Sections but for the De Minimis Deductible and this Section 10.04(b) exceeds $410,000 (the “Threshold”), in which case the Buyer Indemnified Parties shall be entitled to recover all Damages in excess of the De Minimis Deductible.

(c)                (i) the maximum liability of the Seller Indemnifying Parties with respect to Damages indemnifiable pursuant to Section 10.02(a), except for a breach of a Fundamental Representation, shall be an amount equal to $8,200,000 (the “Cap”), and (ii) the maximum liability of the Seller Indemnifying Parties with respect to Damages indemnifiable pursuant to Section 10.02(a) for Fundamental Representations, Section 10.2(b), Section 10.02(c) and Section 10.02(d) shall not exceed $82,000,000.

provided, that for the avoidance of doubt, the foregoing limitations contained in this Section 10.04(a) and Section 10.04(b) (i.e., the De Minimis Deductible and the Threshold) shall not apply in the context of Damages arising out of, resulting from, or incurred in connection with (x) any breach of a Fundamental Representation or (y) Fraud and the limitations contained in Section 10.04(c) shall not apply in the context of Damages arising out of, resulting from, or incurred in connection with Fraud.

(d)                notwithstanding anything contained in this Agreement or elsewhere to the contrary, “material” and “Material Adverse Effect” or similar materiality type qualifications contained in the representations and warranties set forth in this Agreement shall be ignored and not given any effect for purposes of (i) determining the amount of any Damages, and (ii) with respect to Sections 3.07 and 3.09 only, also determining whether or not a breach of a representation or warranty has occurred.

Section 10.05        Procedures for Indemnification Claims.

(a)                If a claim, action, suit or proceeding by a Person who is not a Party or an Affiliate thereof (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to ARTICLE X hereof with respect to such Third Party Claim (the “Indemnified Party”), and if such Person intends to seek indemnity with respect thereto under this ARTICLE X, then such Indemnified Party shall promptly (but not more than fifteen (15) Business Days) after receipt by the Indemnified Party of notice of the Third Party Claim, give notice thereof (the “Notice of Claim”) to the Party obligated to indemnify such Indemnified Party hereunder (in each case, such notified Party, the “Responsible Party”); provided, that the failure to so (timely) notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually and materially prejudiced thereby (including, without limitation, being deprived or limited in its right or ability to recover any payment under its applicable insurance coverage). Such Notice of Claim shall describe the Third Party Claim in reasonable detail and shall identify with reasonable specificity (based on the information then known) the basis under which indemnification is sought pursuant to ARTICLE X (including the sections of this Agreement that are the subject of the breach giving rise thereto, and whether the Damages at issue are liquidated in nature), and enclose true and correct copies of any written document furnished to the Indemnified Party by the Person that instituted the Third Party Claim. The Responsible Party shall have thirty (30) days after receipt of such Notice of Claim to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense thereof; provided, that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (the fees and expenses of such counsel shall be borne by such Indemnified Party). The Responsible Party shall not enter into any settlement of such Third Party Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement (i) includes as an unconditional term thereof the giving by the Person(s) asserting such Third Party Claim to the Indemnified Party of an unconditional release from all liability with respect to such claim, (ii) does not provide for any Damages or obligations of the Indemnified Party other than Damages indemnifiable hereunder, (iii) does not involve any limitation on any future operations of the Indemnified Party; (iv) does not affect in a manner materially and adverse to the Indemnified Party any other existing Third Party Claim, and (v) provides solely for the payment of money by the Responsible Party. The Indemnified Party shall not pay or settle any such Third Party Claim without the prior written consent of the Responsible Party. If the Responsible Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s Notice of Claim hereunder that it elects to undertake the defense or settlement thereof, the Indemnified Party shall have the right to assume the conduct and control, at the expense of the Indemnified Party, of the settlement and defense of such Third Party Claim (subject to the limitations set forth herein).

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(b)                Notwithstanding anything contained in this Section 10.05 to the contrary, the Responsible Party shall only be entitled to control, and the Indemnified Party shall only be entitled to have sole control over, the defense or settlement of any Third Party Claim if each of the following conditions are satisfied:

(i)                 the Responsible Party must acknowledge in writing that it shall be responsible for all Damages relating to such Action (subject to the limitations contained in this ARTICLE X);

(ii)               the Responsible Party must diligently defend or seek to settle such Third Party Claim;

(iii)             such proceeding shall not involve criminal actions or allegations of criminal conduct by the Indemnified Party, involve any customer or supplier of the Business or seek any remedy other than monetary damages; and

(iv)              there does not exist, based on the advice of outside legal counsel of the Responsible Party, a conflict of interest which, under applicable principles of legal ethics, would reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Party and the Responsible Party in such proceeding.

(c)                All of the applicable Parties shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and the Buyers and Sellers (or a duly authorized representative of such Parties) shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

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Section 10.06        Buyers’ Right to Set-off. A Buyer may set off any amount in respect of which it or any other Buyer Indemnified Party is entitled to indemnification under Section 10.02 against amounts otherwise payable to any of the Seller Indemnified Parties, including under Section 2.03 hereof.

Section 10.07        Exclusive Remedy. Except (i) in the case of Fraud, (ii) with respect to the matters covered by Section 2.03, and (iii) in the event a Buyer seeks to obtain equitable remedies pursuant to Section 12.02, from and after the Closing the rights of the Parties to indemnification pursuant to the provisions of this ARTICLE X shall be the sole and exclusive remedy for the Buyer Indemnified Parties and Seller Indemnified Parties with respect to any matter in any way arising from or relating to this Agreement or its subject matter.

Section 10.08        Treatment of Indemnity Payments. Following the Closing, for U.S. federal income Tax and other applicable Tax purposes, any payment made pursuant to this ARTICLE X shall be treated by the Parties hereto as an adjustment to the Purchase Price received by the Sellers in the Transactions, and such treatment shall be followed for non-U.S. purposes to the extent applicable.

ARTICLE XI
TERMINATION

Section 11.01        Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a)                by mutual written consent of the Sellers and the Buyers;

(b)                by written notice of the Buyers to the Sellers, if the Sellers are in material breach of default of their representations, warranties, covenants or obligations under this Agreement (even if Buyer knew or had reason to know of such breach or default prior to such termination), and either (i) such breach of default on the part of the Sellers has not been cured or waived within thirty (30) days after written notice thereof from the Buyers to the Sellers; or (ii) the Sellers have not provided reasonable assurance to the Buyers that such breach or default on the part of the Sellers will be cured on or before the Termination Date; but only if such breach or default on the part of the Sellers, singly or together with all other such breaches or defaults on the part of the Sellers, constitutes a failure of a condition set forth in Section 7.01(a) or Section 7.01(b) as of the date of such termination;

(c)                by written notice of the Sellers to the Buyers, if the Buyers are in material breach of default of their representations, warranties, covenants or obligations under this Agreement (even if the Sellers knew or had reason to know of such breach or default prior to such termination), and either (i) such breach or default on the part of the Buyers has not been cured or waived within thirty (30) days after written notice thereof from the Sellers to the Buyers; or (ii) the Buyers have not provided reasonable assurance to the Sellers that such breach or default on the part of the Buyers, singly or together with all other such breaches or defaults on the part of the Buyers, constitutes a failure of a condition set forth in Section 8.01(a) or Section 8.01(b) as of the date of such termination;

(d)                by either the Buyers, on one hand, or the Sellers, on the other hand, if a Law or Action has been entered by any Governmental Authority of competent jurisdiction permanently restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement and such Law or Action has become final and non-appealable; provided, that the right to terminate this Agreement under this Section 11.01(d) shall not be available to a Party if the issuance, promulgation or entry of such Law or Action was primarily the result of a material breach of this Agreement by such Party or its Affiliates; or

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(e)                by either the Buyers, on one hand, or the Sellers, on the other hand, if the Closing hereunder has not taken place on or before the Termination Date.

Notwithstanding the foregoing, no Party may effect a termination of this Agreement if such Party is in material breach or default of any of its representations, warranties, covenants or obligations under this Agreement.

Section 11.02        Procedure and Effect of Termination.

(a)                If this Agreement is terminated by either or both of the Buyers or the Sellers pursuant to Section 11.01, prompt written notice thereof shall be given to the other Party, and this Agreement shall terminate and the Transactions shall be abandoned without further action or Liability of any Party hereto; provided, nothing herein shall relieve a Party of Liability for any Willful Breach by such Party. If this Agreement is terminated as provided herein, all filings, applications and other submissions relating to the transactions contemplated hereby as to which termination has occurred shall, to the extent practicable, be withdrawn from the Governmental Authority or other Person to which made.

(b)                Without limiting the generality of the foregoing, or any applicable Law, neither the Buyers nor the Sellers may rely on the failure of any condition precedent set forth in ARTICLE VII or ARTICLE VIII to be satisfied as a ground for termination of this Agreement by such Party if such failure was caused by such Party’s Willful Breach.

(c)                Notwithstanding any termination of this Agreement pursuant to Section 11.01, this Section 11.02 and ARTICLE XII will survive any such termination.

ARTICLE XII
MISCELLANEOUS

Section 12.01        No Third Party Beneficiaries. Except as expressly set forth in ARTICLE X and as contemplated by Section 12.17, this Agreement is not intended to, and shall not, confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 12.02        Remedies. Notwithstanding anything herein to the contrary, the Sellers and DDD hereby agree that in the event a Seller violates any provision of this Agreement or any other Transaction Document, the remedies at Law available to the Buyers may be inadequate. In such event, the Buyers shall have the right, in addition to all other rights and remedies they may have, to specific performance and/or injunctive or other equitable relief (including rights of rescission) to enforce or prevent any violations by a Seller of this Agreement.

Section 12.03        Entire Agreement. The Transaction Documents constitute the entire agreement among the Parties and supersede any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related in any way to the subject matter hereof. The Parties agree that the deed of transfer, required in certain jurisdictions to be executed at Closing, does not novate nor amend this Agreement which shall continue to be effective and binding also after the execution of such deed of transfer.

Section 12.04        Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that a Buyer may (i) assign any or all of its rights, interests or obligations hereunder to one or more of its Affiliates, (ii) assign any or all of its rights or interests hereunder to its lender(s) for collateral security purposes and (iii) assign any or all of its rights, interests or obligations hereunder in connection with a sale of all of the equity interests or substantially all of its or its Subsidiaries’ assets; provided, however, in either case (i) or (ii), the Buyer shall remain responsible for the performance of its obligations hereunder.

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Section 12.05        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement and any amendments hereto, to the extent signed and delivered by means of digital imaging and electronic mail or a facsimile machine, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 12.06        Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.07        Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by electronic mail or mailed by prepaid first class certified mail, return receipt requested, or mailed by overnight courier prepaid, to the Parties at the following addresses:

If to a Buyer:

c/o Trilantic North America
399 Park Avenue, 39th Floor

New York, New York 10022

Attention: Charles Fleischmann and Mike Qu
E-mail: Charles.Fleischmann@trilantic.com; Mike.Qu@trilantic.com with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Shawn OHargan, P.C.
E-mail: sohargan@kirkland.com

and

Kirkland & Ellis LLP
200 Clarendon Street
Boston, Massachusetts 02116
Attention: Dave Gusella
E-mail: dave.gusella@kirkland.com

If to a Seller:

3D Systems Corporation
333 Three D Systems Circle
Rock Hill, South Carolina 29730
Attn: Andrew M. Johnson, Executive Vice President, Chief Legal Officer
and Secretary
Email: Andrew.Johnson@3dsystems.com

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with a copy (which shall not constitute notice) to:

McGuireWoods LLP
800 E. Canal Street
Richmond, Virginia 23219
Attn: Brian L. Hager
Email: bhager@mcguirewoods.com

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section 12.07 or by electronic mail to the e-mail address as provided for in this Section 12.07, be deemed given on the day so delivered, or, if delivered after 5:00 p.m. local time or on a day other than a Business Day, then on the next proceeding Business Day, (b) if delivered by mail in the manner described above to the address as provided in this Section 12.07, be deemed given on the earlier of the third Business Day following mailing or upon receipt and (c) if delivered by overnight courier to the address as provided for in this Section 12.07, be deemed given on the earlier of the first Business Day following the date sent by such overnight courier or upon receipt, in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 12.07. Any Party from time to time may change its address, email address or other information for the purpose of notices to that Party by giving notice specifying such change to each of the other Parties hereto.

Section 12.08        Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the US Buyer and DDD. No delay or failure on the part of any Party hereto in exercising any right, power or privilege under this Agreement or under any other Transaction Documents shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any right, power or privilege. No waiver shall be valid against any Party hereto unless made in writing and signed by the Party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

Section 12.09        Disclosure Schedules. The Schedules attached hereto shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement. Any matter disclosed for any purpose in any Schedule shall be deemed disclosed for any other purpose in such or any other Schedule to the extent that an appropriate cross reference is contained in such section or subsection or the applicability of such disclosure to such other section or subsection is reasonably apparent on its face.

Section 12.10        Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 12.11        Interpretation.

(a)                Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the word “including” means “including without limitation.”

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(b)                All accounting terms not defined in this Agreement shall have the meaning determined by GAAP.

(c)                All calculations and payments required to be made pursuant to this Agreement shall be made in U.S. dollars. To the extent that any amounts are denominated in a currency other than U.S. dollars, such amounts shall be converted into U.S. dollars for purposes of such determination at the applicable foreign exchange spot rate for settlement (as reported by Bloomberg L.P.) on the applicable date of such calculation and/or payment, as applicable.

Section 12.12        Severability. If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

Section 12.13        WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH CLAIM, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.13. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 12.14        Governing Law. This Agreement and any Action (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the other Transaction Documents, or any of the transactions contemplated hereby or thereby shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Delaware, without giving effect to provisions thereof regarding conflicts of laws (whether of the State of Delaware or any other jurisdiction) that would cause the application of any law other than the State of Delaware.

Section 12.15        Jurisdiction; Venue; Service of Process. Each Party irrevocably agrees that any Action arising out of or relating to this Agreement, the other Transaction Documents or any transaction contemplated hereby or thereby shall be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court declines to accept jurisdiction over any particular matter, then any other state or federal court in the State of Delaware) and any appellate court therefrom, and each of the Parties hereto irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such Action and irrevocably waives any objection to venue laid therein. A final judgment in any such Action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. Each Party further agrees that service of process in any Action referred to in the preceding sentence may be effectively served on any Party anywhere in the world in accordance with Section 12.07.

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Section 12.16        Bulk Transfer Laws. The Buyers hereby waive compliance by Sellers with the provisions of any so called bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets.

Section 12.17        Non-Recourse. All claims or causes of action (whether in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as Parties (i.e., a Seller, DDD, or Buyer). No Person who is not a named party to this Agreement, including any past, present or future direct or indirect director, officer, employee, incorporator, member, manager, partner, equityholder, lender, investor, Affiliate, agent, attorney or other representative of any named party to this Agreement (such Persons, collectively, “Non-Party Affiliates”), shall have any liability (whether in contract or in tort or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and each Party waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.

Section 12.18        Guarantee.

(a)                DDD hereby unconditionally and irrevocably guarantees and promises to the Buyers, in order to induce the Buyers to enter into this Agreement, (i) the payment, if any, of any amounts payable by the Sellers pursuant to this Agreement when and to the extent the same shall become due and payable, and (ii) the performance, fulfillment and observance of each agreement, condition, covenant, obligation and undertaking of the Sellers and DDD under this Agreement and the Transaction Documents executed in connection therewith, on the terms and subject to the conditions set forth therein (collectively, the “Guaranteed Obligations”). If the Sellers fail to pay any amounts due under this Agreement when and to the extent the same shall become due and payable, or fails to perform, fulfill or observe any of the Guaranteed Obligations in the manner provided in this Agreement or the Transaction Documents, DDD shall, upon written demand from any Buyer, promptly pay or cause to be paid such amount or perform, fulfill or observe or cause to be performed, fulfilled or observed such Guaranteed Obligation, as the case may be. The Guaranteed Obligations under this guaranty shall constitute an absolute and unconditional present and continuing guarantee of payment and performance to the extent provided herein and not of collectability, and shall not be contingent upon any attempt by any Buyer to enforce payment or performance by any Seller.

(b)                The Guaranteed Obligations are absolute and unconditional, are not subject to any counterclaim, setoff, deduction, abatement or defense based upon any claim that DDDs or the Sellers may have against any Buyer, and shall remain in full force and effect without regard to (i) any insolvency, bankruptcy, dissolution, liquidation, reorganization or the like of DDD or the Sellers at any time; or (ii) absence of any notice to, or knowledge by, DDD of the existence or occurrence of any of the matters or events set forth in the foregoing subdivision (i).

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(c)                DDD hereby represents and warrants to the Buyers that (i) it is a corporation duly formed, validly existing and in good standing under the laws of the state of Delaware, and it has all power and authority to execute, deliver and perform its obligations under this Section 12.18; (ii) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary corporate action, and no other proceedings or actions on the part of it are necessary therefor; (iii) this Agreement has been duly and validly executed and delivered by it is a valid, legal and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting enforcement of creditors’ rights generally, and laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (iv) no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to its knowledge, threatened by or against it with respect to any of the transactions contemplated by this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SELLERS:

3D SYSTEMS, INC.
By: /s/ Andrew M. Johnson
Name: Andrew M. Johnson
Title: Director and Executive Vice President, Chief Legal Officer and Secretary

QUICKPARTS.COM, INC.

By: /s/ Andrew M. Johnson
Name: Andrew M. Johnson
Title: Director

3D SYSTEMS FRANCE SARL

By: /s/ Andrew M. Johnson
Name: Andrew M. Johnson
Title: Gerant

3D SYSTEMS ITALIA SRL

By: /s/ Andrew M. Johnson
Name: Andrew M. Johnson
Title: Director

3D SYSTEMS EUROPE LIMITED

By: /s/ Andrew M. Johnson
Name: Andrew M. Johnson
Title: Director

3D SYSTEMS GMBH

By: /s/ Andrew M. Johnson
Name: Andrew M. Johnson
Title: Managing Director

US BUYER:

QP 3D ACQUISITION, INC.

By: /s/ Charles Fleischmann
Name: Charles Fleischmann
Title: President

DDD:

3D SYSTEMS CORPORATION

By: /s/ Andrew M. Johnson
Name: Andrew M. Johnson
Title: Executive Vice President, Chief Legal Officer and Secretary

LIST OF EXHIBITS

Exhibit A	Purchased Assets
Exhibit B	Excluded Assets
Exhibit C	Assumed Liabilities
Exhibit D	Excluded Liabilities
Exhibit E	Accounting Procedures
Exhibit F	Sample Calculation of Current Assets
Exhibit G	Form of Transition Services Agreement
Exhibit H	Press Release

LIST OF SCHEDULES

Schedule 1.1	Permitted Liens
Schedule 3.01	Organization of Seller
Schedule 3.03	Noncontravention
Schedule 3.04	Litigation
Schedule 3.05	Subsidiaries
Schedule 3.06	Brokers’ Fees
Schedule 3.07(a)	Financial Information
Schedule 3.07(b)	Financial Information
Schedule 3.08	Absence of Changes
Schedule 3.10(a)	Legal Compliance
Schedule 3.10(b)	Legal Compliance
Schedule 3.10(c)	Legal Compliance
Schedule 3.10(e)	Permits
Schedule 3.11(a)	Title to Properties
Schedule 3.12(a)	Real Property
Schedule 3.12(b)	Real Property
Schedule 3.14(a)	Intellectual Property
Schedule 3.14(b)	Intellectual Property
Schedule 3.15	Contracts and Commitments
Schedule 3.16	Insurance
Schedule 3.17(a)	Employees
Schedule 3.17(d)	Employees
Schedule 3.17(j)	Employees
Schedule 3.18(a)	Employee Benefits
Schedule 3.19	Environmental Laws
Schedule 3.20(a)	Customers and Vendors
Schedule 3.20(b)	Customers and Vendors
Schedule 3.21	Affiliate Transactions
Schedule 5.02(a)(xv)	Operations Pending Closing
Schedule 6.06(a)(i)	Specified Employees
Schedule 7.02	Consents
Schedule 9.02(e)	Consents